EXHIBIT 2.1

Certain information has been omitted from this exhibit pursuant to Item 601(a)(6) or Item 601(b)(10)(iv) of Regulation S-K. [XXX] indicates that information has been redacted.

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Pro-Dex, Inc., as Purchaser

Advanced-Precision Machining Holding Company, Inc., as Seller

Sean McCaig and Yasumi McCaig, as the Owners

and

Sean McCaig, as the Seller Representative

Dated as of February 9, 2026

TABLE OF CONTENTS

		Page
ARTICLE I	THE PURCHASE AND SALE	2
1.1	Purchase and Sale of the Company Interests	2
1.2	Closing	3
1.3	Purchase Price Adjustment	3
1.4	Withholding Taxes	5
1.5	Tax Treatment; Allocation of Purchase Price	5
ARTICLE II	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	6
2.1	Organization and Qualification	6
2.2	Authorization	6
2.3	Capitalization; No Subsidiaries	7
2.4	Non-contravention	8
2.5	Governmental Consents	8
2.6	Financial Statements; Undisclosed Liabilities	8
2.7	Absence of Changes	9
2.8	Company Permits	11
2.9	Compliance with Law	11
2.10	Litigation	11
2.11	Taxes	11
2.12	Real Property	13
2.13	Title to Assets	14
2.14	Intellectual Property Rights	14
2.15	Material Contracts	15
2.16	Related Party Interests and Transactions	18
2.17	Environmental Matters	18
2.18	Brokers	18
2.19	Employee Matters	19
2.20	Insurance	22
2.21	Receivables	23
2.22	Inventory	23
2.23	Customers and Suppliers	23
2.24	Product Recalls and Quality Control	24
2.25	Books and Records	25
2.26	Bank Accounts	25
2.27	Data Privacy	25
2.28	Compliance with the Foreign Corrupt Practices Act and Export Control	26
2.29	No Power of Attorney	26
2.30	COVID-19 Matters	27
2.31	Full Disclosure	27

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ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	28
3.1	Ownership of Company Interests	28
3.2	Authorization	28
3.3	Non-contravention	29
3.4	Absence of Claims	29
3.5	Consents	29
3.6	Litigation	29
3.7	Brokers	29
3.8	Tax Consequences	29
3.9	Opportunity to Review	29
3.10	Company Assets	30
3.11	Company Representations	30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	30
4.1	Organization	30
4.2	Authorization	30
4.3	Non-contravention	30
4.4	Consents	31
4.5	Brokers	31
ARTICLE V	COVENANTS AND AGREEMENTS	31
5.1	Confidentiality	31
5.2	Non-competition; Non-solicitation	31
5.3	Public Announcements	32
5.4	Fees and Expenses	33
5.5	Release of Claims	33
5.6	Further Actions	34
5.7	Auto Transfers	34
ARTICLE VI	CLOSING DELIVERABLES	35
6.1	Seller Party Closing Deliverables	35
6.2	Purchaser's Closing Deliverables	36
ARTICLE VII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	37
7.1	Survival of Representations, Warranties and Covenants	37
7.2	Indemnification	38
7.3	Indemnification Limits and Calculations	39
7.4	Indemnification Procedures	40
7.5	Tax Treatment of Certain Payments	44

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7.6	Seller Representative	44
ARTICLE VIII	TAX MATTERS	44
8.1	Preparation of Tax Returns.	44
8.2	Tax Contests	46
8.3	Cooperation	47
8.4	Transfer Taxes	47
8.5	Coordination; Other Tax Matters	47
ARTICLE IX	GENERAL PROVISIONS	47
9.1	Notices	47
9.2	Counterparts	48
9.3	Titles and Headings	48
9.4	Amendments; Waivers	48
9.5	Entire Agreement	49
9.6	Assignment; No Third-Party Rights	49
9.7	Severability	49
9.8	Other Remedies; Specific Performance	49
9.9	Governing Law; Arbitration	50
9.10	Attorneys' Fees	50
9.11	Interpretation	50
ARTICLE X	DEFINITIONS	50
10.1	Certain Definitions	50

<u>Exhibit A</u> – Note
<u>Exhibit B</u> – Continuing Employees
<u>Exhibit C</u> – R&W Policy

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated February 9, 2026, is by and among Pro-Dex, Inc., a Colorado corporation (the “Purchaser”), Advanced-Precision Machining Holding Company, Inc., a California corporation (the “Seller”), Sean McCaig, an individual (“S. McCaig”), Yasumi McCaig, an individual (“Y. McCaig” and together with S. McCaig, each an “Owner” and, collectively, the “Owners”, and the Owners together with the Seller, each a “Seller Party” and, collectively, the “Seller Parties”), and Sean McCaig as the representative of the Seller and Owners pursuant to Section 7.6 (the “Seller Representative”). Capitalized terms used in this Agreement have the meanings set forth or cross-referenced in Section 10.1.

RECITALS

WHEREAS, the Seller owns legally, beneficially and of record all of the issued and outstanding limited liability company membership interests (the “Company Interests”) in Advanced Precision Machining, LLC, a California limited liability company formerly known as Advanced Precision Machining, Inc., a California corporation (the “Company”);

WHEREAS, prior to the date of this Agreement, the Owners, the Seller and the Company consummated the Restructuring, as described more fully in this Agreement;

WHEREAS, on February 3, 2026, the Seller and the Company consummated the Conversion and, as a result thereof, the Company’s name changed from Advanced Precision Machining, Inc. to Advanced Precision Machining, LLC;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Company Interests upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

WHEREAS, the Owners, as the shareholders of the Seller, will indirectly be the recipients of substantially all of the amounts payable by the Purchaser to the Seller in order to acquire the Company and the goodwill of the Company’s business, and will derive substantial benefits from the consummation of the transactions contemplated by this Agreement, and as a result, each Owner has agreed to be a party to this Agreement and the other Ancillary Agreements to which such Owner is a party;

WHEREAS, the Seller Parties, on the one hand, and the Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties, the Purchaser is obtaining and binding a buyer-side representations and warranties insurance policy in the form mutually approved by the Seller Parties and the Purchaser, a copy of which is attached hereto as Exhibit C (the “R&W Policy”).

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1 Purchase and Sale of the Company Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and hereby does, sell, convey, assign and transfer to the Purchaser, and the Purchaser shall, and hereby does, purchase from the Seller, all of the Company Interests, free and clear of any and all Liens.

(b) The Company Interests will be purchased by the Purchaser for an aggregate amount of Eight Million Six Hundred Fifty Thousand Dollars ($8,650,000), subject to any adjustment pursuant to Section 1.3 below, less (x) $39,680 (as the Seller R&W Insurance Amount), and (y) $62,500 (as the Breakup Fee Amount, which is hereby credited towards the Purchase Price pursuant to Section 6 of the Letter of Intent) (as so adjusted, the “Purchase Price”). The Purchase Price shall be paid as follows:

(i)at the Closing, Purchaser shall issue a promissory note, substantially in the form attached hereto as Exhibit A, in favor of Seller, in the amount of $2,000,000 (the “Note”), which is subordinated to Purchaser’s indebtedness to UMB Bank, N.A. d/b/a Minesota Bank & Trust, a division of UMB Bank, N.A., successor-in-interest to Minnesota Bank & Trust, a division of HTLF Bank (the “Senior Lender”), pursuant to that certain Subordination Agreement, dated as of the date hereof, by and between Seller and the Senior Lender (the “Subordination Agreement”); and

(ii) the remaining balance of the Purchase Price (equal to $6,547,820) shall be paid at Closing to the Seller in accordance with the wire instructions provided by the Seller Representative to the Purchaser prior to the Closing Date.

1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement by e-mail exchange of .pdf documents on the date of this Agreement (the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. California time on the Closing Date.

1.3 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i)Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a statement setting forth the Purchaser’s calculation of the Closing Inventory Value and Delinquent AP (the “Closing Adjustment Statement”).

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(ii) The post-Closing adjustment to the Purchase Price shall be an amount equal to the (1) absolute value of the Closing Inventory Deficiency, if any, plus (2) absolute value of Delinquent AP, if any (collectively, the “Post-Closing Adjustment”).

(b) Examination and Review.

(i) Examination. After receipt of the Closing Adjustment Statement, the Seller Representative shall have fifteen (15) days (the “Review Period”) to review the Closing Adjustment Statement. During the Review Period, the Seller Representative shall have reasonable access to the books and records of the Company to the extent that they relate to the Closing Adjustment Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Adjustment Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Adjustment Statement and to prepare a Statement of Objections (as defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company and that any books, records or other information provided to the Seller Representative shall be subject to Section 5.1.

(ii) Objection. On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Adjustment Statement by delivering to Purchaser a written statement setting forth the Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for such disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjustment Statement and the Post-Closing Adjustment reflected in the Closing Adjustment Statement shall be deemed to have been accepted by Seller. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Purchaser and the Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Adjustment Statement with such changes as are agreed in writing by Purchaser and Seller Representative shall be final and binding.

(iii) Resolution of Disputes. If the Seller Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent accounting firm mutually agreed to by the Seller Representative and the Purchaser (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to such Disputed Amount in the Closing Adjustment Statement and the Statement of Objections, respectively.

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(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by Purchaser, on the other hand, as follows: (A) the Seller shall be responsible for the percentage of such fees and expenses determined by dividing (1) the aggregate amount of the absolute values of the differences between the amount of each Disputed Amount asserted by the Seller Representative and the amount of that Disputed Amount that is determined by the Independent Accountant by (2) the total aggregate amount of the absolute values of the differences between the amount of each Disputed Amount asserted by the Purchaser and the amount of that Disputed Amount asserted by the Seller Representative and (B) the Purchaser shall be responsible for remainder of such fees and expenses.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Seller Representative and Purchaser shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Adjustment Statement and the Post-Closing Adjustment shall, absent manifest error, be conclusive and binding upon the parties hereto.

(c)Payments of Post-Closing Adjustment. Within five (5) Business Days of acceptance of the Closing Adjustment Statement, or if the Seller Representative timely delivers a Statement of Objection, then within five (5) Business Days of the resolution described in Section 1.3(b)(ii) or 1.3(b)(v) above, if there is a Post-Closing Adjustment, the Purchaser shall set off and deduct an amount equal to the Post-Closing Adjustment from the outstanding principal balance of the Note.

(d) Adjustments for Tax Purposes. Any Post-Closing Adjustment shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.4Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code or any other provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the Purchaser and its Affiliates for any amounts imposed by any Governmental Authority, together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation).

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1.5 Treatment; Allocation of Purchase Price.

(a) The parties agree that for U.S. federal income and applicable state and local Tax purposes, the Restructuring shall be treated as a tax-free reorganization, pursuant to Section 368(a)(1)(F) of the Code and the documents effectuating such transaction shall be treated as a plan of reorganization, as contemplated by Treasury Regulations Section 1.368-1(c). The Seller shall provide copies of any Tax forms and elections filed in connection with the Restructuring to the Purchaser for its review and approval. Pursuant to Revenue Ruling 2008-18, 2008-1 C.B. 674, the Company will retain its employer identification number and the Seller applied for and obtained its own separate employer identification number. The parties agree that the purchase and sale of the Company Interests shall be treated for U.S. federal income Tax purposes as an acquisition by the Purchaser of all of the assets of the Company, and as a sale of all of the limited liability company interests in the Company by the Seller in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and that the purchase and sale of the Company Interests will be treated as an “applicable asset acquisition” within the meaning of Section 1060 of the Code with respect to the Purchaser. The parties shall report the transactions contemplated by this Agreement consistently with this Section 1.5 on any applicable U.S. federal income or other applicable Tax Return, and shall not take any action inconsistent with the treatment set forth in this Section 1.5 unless required by applicable Law.

(b) The Purchase Price (and other relevant items that are deemed sales consideration for federal income Tax purposes) will be allocated among the assets of the Company for Tax reporting purposes in a manner consistent with Section 1060 of the Code.

(c)The Purchaser shall deliver to the Seller Representative a draft allocation schedule within sixty (60) days of the Seller Representative’s acceptance (or deemed acceptance pursuant to Section 1.3(b)(ii)) of the Closing Adjustment Statement described in Section 1.3(b), or if the Seller Representative timely delivers a Statement of Objection, then within sixty (60) days of the resolution described in Section 1.3(b)(ii) or 1.3(b)(v), as applicable. The Seller will deliver its comments to the Purchaser within thirty (30) days thereafter. The Purchaser will incorporate such comments into the allocation schedule as mutually agreed or as otherwise determined by the Independent Accountant for resolution in accordance with the principles set forth in Section 1.3(b). Any adjustments to the Purchase Price pursuant to this Agreement shall result in an adjustment to the allocation schedule to reflect the proportionate change amongst those classes of assets (or assets that correspond to the liabilities), including goodwill, that caused the adjustment to the Purchase Price.

(d) No party shall take or omit to take any action with respect to their respective Taxes and Tax Returns, including, in connection with any audit, that is inconsistent with the allocation of consideration contemplated by this Section 1.5, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law). Without limiting the generality of the foregoing, no party shall file, or permit any Person to file, any IRS Form 8594 (including Part III thereof, if applicable) that has not been mutually agreed upon by the Seller and Purchaser pursuant to this Section 1.5.

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(e)If any Governmental Authority disputes the Tax treatment pursuant to Section 1060 of the Code or any Form 8594 (including Part III thereof, if applicable), Section 8.2 shall be applicable with respect to such dispute.

ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the disclosure letter delivered by the Seller Parties to the Purchaser on the Closing Date (the “Disclosure Letter”), the Seller Parties jointly and severally represent and warrant to the Purchaser as of the Closing Date as follows:

2.1Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite limited liability company power and authority necessary to own, lease or operate the property and assets owned, operated or leased by it and to carry on its business as presently conducted, and is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Section 2.1 of the Disclosure Letter lists every state or foreign jurisdiction in which the Company has employees, facilities or is qualified to do business.

2.2Authorization. The Company has the limited liability company power and authority to execute and deliver the Ancillary Agreements to be executed by the Company in connection herewith and to perform its obligations thereunder, all of which have been duly authorized by all requisite limited liability company action (including any required member approvals) and no other action on the part of the Company, its managers or any Seller Party is necessary to authorize the execution, delivery and performance of the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated thereby. The Ancillary Agreements to which the Company is a party have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

2.3 Capitalization; No Subsidiaries.

(a)The Company’s membership and any other equity interests consist solely of the Company Interests. All Company Interests are held by the Seller. There are no members of the Company other than the Seller. The Company does not have (i) any membership interests reserved for issuance, (ii) more than one class of membership interest or (iii) any outstanding or authorized option or warrant relating to its equity interests or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it or have any rights with respect to, any membership or other equity interests (or securities convertible into or exchangeable for any of its membership or other equity interests), including any outstanding or authorized

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interest appreciation, phantom equity, profit participation or interests, or other similar rights with respect to the Company. There are no (A) outstanding obligations of the Company or any Seller Party to purchase, repurchase, redeem or otherwise acquire any membership or other equity interests of the Company, (B) voting trusts, seller or member agreements, proxies or other Contracts of any character with respect to the voting or transfer of the Company’s membership interests, (C) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or drag-along rights) of any Company Interests, or(D) outstanding obligations of the Company or any Seller Party to make any payment, including the payment of dividends or distributions, based on the value of any equity interest in the Company. All of the Company Interests have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive rights or other similar rights and are free from any Liens. The Company has no obligations to provide financing or extend credit to or make any investment in any Person. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not trigger, invoke or otherwise give rise to any rights by any Seller Party or any other Person to purchase, subscribe for or otherwise acquire any Company Interests (or any securities convertible thereto or exchangeable therefor).

(b)The Company has never adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity or equity-related compensation to any Person.

(c)The Company does not have and has never had any subsidiaries or Affiliated companies. The Company does not control and has never controlled, and does not own and has never owned, directly or indirectly, any shares, membership interests or other equity interests of any Person.

(d)The Company is in full compliance with its Articles of Organization, Operating Agreement and other organizational documents (collectively, the “Organizational Documents”), full, complete and accurate copies of which have been uploaded by the Company to the Data Room at least five (5) Business Days prior to the Closing Date. There have been no amendments, modifications, waivers or side letters to the Organizational Documents since their respective dates of original filing or execution, as applicable.

(e)Upon the consummation of the Acquisition, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Interests and of all rights to acquire or receive any Company Interests, if any.

(f)  The Company is not currently nor has it ever been required to file any form, report, schedule, statement or other document with the United States Securities and Exchange Commission, including any periodic reports or registration statements relating to any class of debt or equity securities of the Company pursuant to the Exchange Act, the Securities Act or otherwise.

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2.4 Non-contravention. Neither the execution and delivery by the Company of any Ancillary Agreement to which the Company is a party, nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, will conflict with, result in any breach of, result in a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or result in the creation of any Lien upon, or the loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Organizational Documents; (ii) any Contract; or (iii) any Governmental Order or Law applicable to the Company or any of its rights, properties or assets. Section 2.4 of the Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any Contracts with the Company as are required thereunder in connection with the Acquisition, or for any such Contracts to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not been consummated.

2.5 Governmental Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby or thereby by the Company.

2.6 Financial Statements; Undisclosed Liabilities.

(a) Section 2.6(a) of the Disclosure Letter sets forth the Company Financial Statements. The Company Financial Statements (i) are consistent with the books and records of the Company, (ii) accurately and fairly present the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, and (iii) have been prepared in accordance with GAAP applied on a consistent basis.

(b) The Company does not have any Liabilities other than: (i) Liabilities that are adequately reflected or reserved against in the Company’s unaudited balance sheet as of November 30, 2025 (the “Balance Sheet” and such date the “Balance Sheet Date”);(ii) Liabilities that have been incurred by the Company since the Balance Sheet Date in the Ordinary Course of Business; and (iii) the Liabilities identified in Section 2.6(b) of the Disclosure Letter. The Company has no Indebtedness or other Liabilities to any of the Seller Parties. The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act). The Closing Indebtedness constitutes all the Indebtedness of the Company for borrowed money.

(c) The books, records and accounts of the Company accurately and fairly reflect the transactions in and dispositions of the assets of the Company. The Company has in place adequate systems and processes that are designed to: (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s Chief Executive Officer and Chief Financial Officer (or equivalent officer-lever employees) the type of information that would be required to be disclosed in the Company Financial Statements.

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(d) The Company has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are executed and made only in accordance with appropriate policies, procedures and authorizations of management of the Company, and (ii) that transactions related to the business of the Company are recorded as necessary: (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for the Company’s assets and liabilities.

2.7 Absence of Changes. Since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the Ordinary Course of Business that are not material in nature or amount;

(b) any amendment of the Company’s Organizational Documents;

(c) other than as a result of the Restructuring, any issuance of equity interest in the Company or right to acquire any equity interest in the Company;

(d) any incurrence of, or guarantee of, indebtedness for borrowed monies;

(e) any damage, destruction or loss, whether or not covered by insurance;

(f) any waiver or compromise by the Company of a valuable right or of a debt owed to it;

(g) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the Ordinary Course of Business and that are not material in nature or amount;

(h) acquisition or disposition of assets outside of the Ordinary Course of Business;

(i) acquisition or disposition of any stock, membership interests or any other equity interests of any other Person;

(j) making of any capital expenditures or commitments, capital additions or capital improvements or entry into any finance leases;

(k) any material change to, or termination or expiration of, a Material Contract;

(l) any change in any compensation arrangement or agreement with any employee, officer, director, manager or independent contractor, other than customary salary raises consistent with past practice;

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(m) any resignation or termination of employment of any officer or employee of the Company or hiring of any new employee;

(n) adoption, amendment, modification or termination of any Company Employee Plan;

(o) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its properties or assets, except Permitted Liens;

(p) any loans or guarantees made by the Company to or for the benefit of any Related Party;

(q) any declaration, setting aside for payment or other distribution in respect of any of the Company’s membership interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity by the Company;

(r) any sale, assignment or transfer of any Company Intellectual Property or any exclusive license of any Company Intellectual Property;

(s) any agreement or arrangement between the Company and any Governmental Authority;

(t) receipt of any notice that there has been a loss of, or material order cancellation by, any Material Customer of the Company;

(u) any impairment or write-off or write-down (or determination to write-off or write down) with respect to any of the Company’s assets or properties, except any such impairment, write-off or write-down that is in the Ordinary Course of Business and is not material in nature or amount.

(v) the initiation or settlement of any Action;

(w) any other event or condition of any character that would reasonably be expected to result in a Material Adverse Effect; or

(x) any arrangement or commitment by the Company to do any of the things described in this Section 2.7.

2.8 Company Permits. Section 2.8 of the Disclosure Letter sets forth each Permit that has been issued to the Company or that is required for the operation of the Company’s business as currently conducted or as currently contemplated to be conducted (collectively, the “Company Permits”). All of the Company Permits have been issued or granted to the Company, are in full force and effect and constitute all Company Permits required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets. All of the Company Permits will remain in full force and effect after the Acquisition.

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2.9 Compliance with Law.

(a) The Company is and has been since the Inception Date, and the business of the Company is and has been since the Inception Date, conducted in compliance with all applicable Laws. No written notice has been received by the Company or by any Seller Party claiming any violation of any Law by the Company or its officers, directors, managers, employees or independent contractors.

(b) Section 2.9(b) of the Disclosure Letter sets forth all qualifications, certifications and registrations the Company holds as a disadvantaged business enterprise, minority owned business, women owned business, veteran owned business, or under any similar designation by any Governmental Authority (a “DBE Qualification”).

2.10 Litigation. There are no, and have never been any, judgments, decrees, determinations, awards, writs, stipulations, lawsuits, Actions, proceedings, injunctions, settlements or Governmental Orders (including cease and desist letters) in effect, pending or, to the Company’s Knowledge, threatened by or against the Company, any Seller Party or any Company Employee.

2.11 Taxes.

(a) All Tax Returns required to be filed by, on behalf of or with respect to the Company have been duly and timely filed and are true, complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to, or that could give rise to a Lien on the assets of, the Company have been duly and timely paid. All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. There are no Liens for Taxes on the Company Interests or any of the assets of the Company.

(b) (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority; (ii) the time for filing any Tax Return with respect to Company has not been extended to a date later than the date of this Agreement; (iii) the Company has never been subject to audit, examination, investigation or other proceeding with respect to Taxes; and (iv) no Governmental Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Company with respect to any taxable period for which the period of assessment or collection remains open and no Governmental Authority in a jurisdiction where the Company does not file Tax Returns has ever asserted a claim to the effect that the Company may be subject to taxation by that jurisdiction.

(c) The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company after the Closing Date, (ii) is not, and has never been, a member of any

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affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns on net income and (iii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law. The Company is not a party to any Tax allocation, Tax sharing or similar agreement pursuant to which it will have any obligations after the Closing.

(d) None of Purchaser, any of its Affiliates, or the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in the method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any analogous provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition or intercompany transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax Law) or (v) election under Section 108(i) of the Code.

(e) The Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). The Company has never been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) The Company has complied with all applicable foreign information reporting requirements, and all information Tax Returns required to be filed by, on behalf of or with respect to the Company (including IRS Form 5471, IRS Form 8886 and FinCEN Form 114) have been duly and timely filed and all such Tax Returns are true, complete and correct.

(g) Prior to the Contribution, the Company was at all times since the Inception Date properly treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any corresponding or similar applicable provision of state, local, foreign or other income Tax Law). The Company was at all times since the Contribution, and until the Conversion, properly treated as a “qualified subchapter S subsidiary” of the Seller, as the term is defined in Section 1361(b)(3)(B) of the Code (and any corresponding or similar applicable provision of state, local, foreign or other Law with respect to income Taxes). The Company is, and at all times since the Conversion has been, properly treated as a disregarded entity separate from the Seller within the meaning of Treasury Regulation Section 301.7701-3 (and any corresponding or similar applicable provision of state, local, foreign or other Law with respect to income Taxes). The Seller is, and was at all times since formation properly treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any corresponding or similar applicable provision of state, local, foreign or other income Tax Law. The Company is not and has not been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Authority.

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2.12 Real Property.

(a) The Company does not now and has never owned any real property.

(b) Section 2.12(b) of the Disclosure Letter sets forth (whether as lessee, sublessee or sublessor) a complete and accurate list of all leases of real property (such real property, the “Leased Property”) to which the Company is a party or by which it is bound (each a “Lease” and collectively the “Leases”). Each Lease is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect. The Company and, to the Company’s Knowledge, each of the other parties thereto is not in default under each Lease and no rent is past due. Other than the Leases, none of the Leased Properties is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Property or any part thereof.

(c) Neither the Company nor any of its Affiliates has received any written notice of any default under any Lease. The Company has a valid leasehold interest in all of the Leased Properties, in each case free and clear of any and all Liens.

(d) (i) (A) None of the buildings, plants, structures and other improvements operated by or on behalf of the Company and located on or at the Leased Property, or any activities carried on therein, is in violation of, or in conflict with, any applicable zoning regulation or ordinance or other similar Law applicable to or binding on the Company or any of its assets, and (B) there does not exist any pending or threatened condemnation or eminent domain proceedings that affect any Leased Property, (ii) neither the Company nor any of its Affiliates have received any notice stating or alleging that any violation or conflict described in clause (i) has occurred and (iii) the buildings, plants, structures and other improvements operated by or on behalf of the Company are in good working condition. All water, sewer, gas, electric, telephone, drainage, and other utilities required by any Law or necessary for the current operation of the business of the Company in the Leased Property have been installed and connected. Such utilities are and historically have been sufficient to service the Leased Property and the Company has not experienced any material interruption in the delivery of utilities or other public services.

2.13 Title to Assets. The Company has good and valid title to, or in the case of leased rights, assets or properties, good and valid leasehold interests in, all of the rights, assets and properties necessary for the conduct of, or otherwise material to, the business of the Company as currently conducted and as currently contemplated to be conducted, free and clear of all Liens other than Permitted Liens. All fixtures, furniture, equipment, computer hardware, vehicles and other tangible assets owned, leased or used by the Company are in good working condition and repair (subject to normal wear and tear) and are fit and usable in the Ordinary Course of Business.

2.14 Intellectual Property Rights.

(a) Section 2.14(a) of the Disclosure Letter sets forth a complete and accurate list of all registered and unregistered Company Intellectual Property, and identifies (i) the owner of such Company Intellectual Property, (ii) whether such Company Intellectual

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Property is registered or unregistered, (iii) if registered or subject to an application for registration, the applicable application, serial or registration number and the jurisdiction in which each such item of Company Intellectual Property has been issued, registered or applied for, and (iv) any actions that must be taken within one hundred eighty (180) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions.

(b) (i) The Company Intellectual Property constitutes all of the Intellectual Property used in, or necessary for, the continued operation of the Company’s business as it is presently conducted or as is proposed to be conducted as of the Closing; (ii) the Company owns all right, title and interest in and to, or has the right to use, pursuant to a valid and enforceable Contract, the Company Intellectual Property free and clear of all Liens (other than Permitted Liens), royalty obligations or any other rights of third parties;(iii) the Company has not received any written claims stating, nor to the Company’s Knowledge are any such claims threatened, that the Company’s operation of its business has infringed, misappropriated or otherwise violated, or may in the future infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person;(iv) the Company’s operation of its business has not infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person; (v) no Action (including for interference, derivation, reexamination, inter partes review, covered business method review, reissue, opposition, nullity or cancellation) is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity or use of, or the ownership by, the Company of, the Company Intellectual Property; (vi) to the Company’s Knowledge, there is no current or past infringement, misappropriation, violation or such other conflict by any other Person of the Company Intellectual Property; (viii) the Company Intellectual Property is valid and subsisting and all registrations, maintenance and renewal fees and filings for the registered Company Intellectual Property have been paid or filed, as applicable; and (ix) there are no materials, information, facts or circumstances, including any materials, information, facts or circumstances that would constitute prior art, that would render any of the Company Intellectual Property invalid or unenforceable or that would materially affect any pending applications for the registration of any Company Intellectual Property.

(c) The Company has taken reasonable steps to protect the Company Intellectual Property, the Company’s other proprietary information and trade secrets, and the confidential information of third parties provided or made available to the Company, including by requiring (i) all Company Employees, consultants, contractors and third parties to execute non-disclosure agreements and (ii) all Company Employees, consultants, contractors and third parties who have contributed, in whole or in part, to the creation or development of Company Intellectual Property to execute invention assignment agreements. No current or former Company Employee, consultant, contractor or third party has ever excluded any Intellectual Property from any invention assignment agreement executed by such Person in connection with such Person’s employment by, engagement with or provision of services to the Company, as applicable, other than Intellectual Property (x) developed prior to such Person’s term of employment with, engagement by or provision of services to the Company, as applicable, and (y) that is unrelated to the Company Intellectual Property or any products or services offered or sold by the Company.

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(d) The Company Intellectual Property Rights are fully alienable, licensable and transferable by the Company and neither the execution of this Agreement nor the Closing will result in a grant or reversion of rights to any Person of or with respect to any Company Intellectual Property.

(e) The Company is not using and has never used any Publicly Available Software in connection with its business or operations.

(f) No funding from any Governmental Authority, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Intellectual Property or any Company Products.

2.15 Material Contracts.

(a) Section 2.15(a) of the Disclosure Letter sets forth a list of all of the following Contracts (collectively, the “Material Contracts”):

(i) all Contracts of the Company involving aggregate consideration in excess of $30,000;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts relating to Company Intellectual Property (other than Contracts in respect of commercially available “off-the-shelf” software licensed to the Company in the Ordinary Course of Business and with aggregate annual fees of less than $30,000);

(iv) all Contracts that relate to the acquisition or disposition of any business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all agreements and Contracts with current and former employees, independent contractors or consultants (or similar arrangements) to which the Company is a party or has any obligation and which are not cancellable without penalty or notice;

(vi) all Contracts relating to indebtedness of the Company for borrowed money;

(vii) all Contracts with any Governmental Authority to which the Company is a party;

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(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x) all Contracts obligating the Company to make any individual capital expenditure in excess of $30,000;

(xi)any Contracts to which the Company is a party that are conditioned upon, or grant the Company more favorable terms as a result of, the Company having a DBE Qualification;

(xii) all Contracts relating to the settlement of any Action;

(xiii) all Contracts between or among the Company on the one hand and any Related Party on the other hand;

(xiv) all Contracts with a Material Customer or Material Supplier; and

(xv) all Contracts involving or related to a Company Employee Plan to which the Company is a party or has any obligation.

(b) The Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 2.15(b) of the Disclosure Letter provides an accurate and complete description of the material terms of each Material Contract that is not in written form.

(c) With respect to the Material Contracts:

(i) Each of the Material Contracts is in full force and effect and is a valid and binding agreement of the Company and each other party thereto, enforceable against the Company and each such other party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(ii) The Company has never breached or defaulted under, or received notice that it has breached or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of the Company, has any counterparty to any Material Contract breached or defaulted under a Material Contract;

(iii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to:(A) result in a violation or breach of any of the provisions of any Material Contract;

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(B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract before the expiration of such Material Contract;

(iv) The Company has never received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(v) The Company has never waived any of its rights under any Material Contract;

(vi) No Person has a contractual right pursuant to the terms of any Material Contract to renegotiate any amount paid or payable to the Company under any Material Contract;

(vii) The Company has performed all obligations required to be performed by it under each Material Contract; and

(viii) Without limiting the generality of the foregoing, (i) the performance by the Company of its obligations under any Material Contract does not breach the Company’s obligations under any other Material Contracts and (ii) the transactions contemplated by this Agreement and the ownership of the Company Interests by the Purchaser will not result in the breach of any Material Contract or the imposition of any obligation on the Company under any Material Contract.

(d) The Company is not a party to any Contract or Governmental Order, and there is no such Contract or Governmental Order binding upon the Company, that has or may reasonably be expected to limit the freedom of the Company or any of its Affiliates (including, after the Closing, the Purchaser) to engage in any line of business or to compete with any Person.

2.16 Related Party Interests and Transactions. (a) No Related Party is a party to any Contract with the Company or has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) used or held for use by the Company or otherwise in connection with the Company’s business, and (b) no Family Member of any Seller Party (or if a Seller Party is an entity or trust, no Family Member of any equity holder, officer, director or trustee of such Seller Party) is an employee of or consultant to the Company.

2.17 Environmental Matters.

(a) The Company has not received any notice from any Governmental Authority or other third parties regarding any actual or alleged violation of any Environmental Law or any Liabilities or potential Liabilities for personal injury, property damage or investigatory, corrective or remedial obligations arising under Environmental Laws. The Company is in compliance with all Environmental Laws.

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(b) No real property currently or previously operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any real property currently or previously operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or previously operated or leased by the Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company.

(d) The Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any real property currently or previously owned, operated or leased by the Company.

(e) The Company has not assumed, undertaken, agreed to indemnify or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law.

2.18 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or any Seller Party in connection with this Agreement or any Ancillary Agreements or any of the transactions contemplated hereby or thereby.

2.19 Employee Matters.

(a) (i) The Company has not entered into, nor is it otherwise bound by, any collective bargaining agreement with respect to its employees and no Company Employee is covered by such an agreement or is represented by any labor organization; (ii) there is no, and never has been, a labor strike, work stoppage or lockout pending or threatened against or affecting the Company or any Company Employee; (iii) no union organizing campaign is in progress with respect to any Company Employee; (iv) no union or other labor organization has filed a petition with the National Labor Relations Board seeking an election or certification as the exclusive collective bargaining representative of any Company Employees; and (v) there is no material unfair labor practice charge or complaint, or other material labor dispute, grievance or arbitration, pending or, to the Knowledge of the Company, threatened against the Company or with respect to any Company Employee.

(b) The Company is, and has always been, in compliance with all Laws relating to the hiring and retention of employees and to wages, hours, labor, employment and employment practices, employment termination, plant closing, discrimination, civil rights,

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safety and health, workers’ compensation, terms and conditions of employment, employee and independent contractor classification, equal employment opportunity and collective bargaining agreements. With respect to each Company Employee, the Company has (i) withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Each officer, director, manager, employee and independent contractor of the Company has obtained and holds all authorizations required by Law in order for such individual to lawfully provide the services to the Company required of his or her position. The Company has obtained and completed Form I-9 from those employees of the Company for whom such form is required by Law. Each Company Employee is authorized to work in the United States.

(c) There are no pending or, to the Company’s Knowledge, threatened Actions against the Company under any worker’s compensation policy or long term disability policy. There is no legal proceeding, claim, investigation, audit, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment Law, privacy right, labor dispute, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints. Section 2.19(c) of the Disclosure Letter lists all Liabilities of the Company to any Company Employee that would result from the termination by the Company of such Company Employee’s employment or provision of services on the Closing Date. At no time on or prior to the Closing Date has there occurred or existed any event giving rise to any requirement of the Company or any ERISA Affiliate under the Worker Adjustment and Retraining Notification Act or under any similar state or local Law.

(d) Section 2.19(d) of the Disclosure Letter contains a list of all of the current Company Employees, including next to each Company Employee’s name the following information: (i) such Company Employee’s position or title, date of hire, base salary or hourly wage rate and other compensation payable to such Company Employee (including housing and automobile allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (ii) accrued vacation (including accrued vacation from prior years); (iii) leave status (including type of leave, and expected return date, if known); (iv) visa status, if applicable; (v) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee; (vi) accrued sick days (including accrued sick days from prior years); (vii) any other accrued paid time off (including accrued paid time off from prior years); (viii) the relevant prior notice period required in the event of termination; (ix) any severance or termination payment (in cash or otherwise) to which any employee is entitled under existing contractual obligations; (x) average overtime payments per month during the preceding twelve (12)-month period for nonexempt employees; (xi) any changes in salary, wage rate, bonus structure, benefits, or any other compensation terms since the Balance Sheet Date, and (xii) whether such Company Employee is party to an employment agreement or offer letter with the Company.

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(e) Section 2.19(e) of the Disclosure Letter contains an accurate and complete list of (i) all Persons that have an independent contractor, consulting or advisory relationship with the Company; (ii) the location at which such independent contractors, consultants and advisors have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to all such independent contractors, consultants and advisors; (iv) the start and termination date of any Contract between the Company, on the one hand, and any such independent contractor, consultant or advisor, on the other hand, and (v) the basis upon which each such Person is not classified as an employee. All independent contractors, consultants and advisors to the Company can be terminated immediately without notice and without Liability to the Company.

(f) Section 2.19(f) of the Disclosure Letter contains a true and complete list of each Company Employee Plan. With respect to each Company Employee Plan, the Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof including all amendments thereto and, to the extent applicable: (i) any related trust agreement, annuity contract or other funding or financing instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and each summary of material modification thereto and other written communications by the Company, Seller Parties or any ERISA Affiliate concerning the extent of the benefits provided under the Company Employee Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plan at any time following the Closing Date, and (v) for the three most recent years, as applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements (C) actuarial valuation reports, and (D) nondiscrimination tests performed.

(g) There are no actions, suits, claims or administrative matters pending or, to the Company’s Knowledge, threatened against the Company, Seller Parties or an ERISA Affiliate or any of their Affiliates relating to any Company Employee or any Company Employee Plan. The Company does not intend and has not committed to establish, enter into or amend any Company Employee Plan other than as required to comply with ERISA, the Code or any other applicable Law. Each Company Employee Plan is now, and at all times has been, operated in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including ERISA and the Code. The Seller Parties, the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no Company Knowledge of any default or violation by any party to, any Company Employee Plan. No Company Employee Plan is under audit or investigation by any Governmental Authority or subject to suit and, to the Knowledge of the Company, no audit, investigation, or suit is pending or threatened. Each Company Employee Plan can be amended, terminated or otherwise discontinued at any time without liability to the Company, Purchaser or any of their ERISA Affiliates (other than ordinary administration expenses). No event has occurred and no condition exists that would subject the Company, by reason of its affiliation with any ERISA Affiliate or the Seller Parties, to any tax, fine,

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lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Employee Plan and no non-exempt prohibited transaction has occurred that could subject the Company, any ERISA Affiliate, any of their employees, or any trustee, administrator or other fiduciary of any trust created under any Company Employee Plan to any Tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA.

(h) The Company is not, nor has it ever been, a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. The Company is not, nor has it ever been, a party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A of the Code.

(i) No Company Employee Plan exists that, as a result of the execution of this Agreement or the Acquisition (either alone or in connection with any subsequent event(s)) could result in (i) severance pay or any increase in severance pay upon any termination of employment on or after the Closing, (ii) acceleration of the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Employee Plan, or (iii) limitation or restrictions on the right of the Company to merge, amend or terminate any Company Employee Plan. The Company is not a party to any Contract, including this Agreement, relating to any Company Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No payment or benefit that has been or will be made with respect to any Company Employee will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event. There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Company Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(j) All current or former independent contractors of the Company have been properly classified as independent contractors for Federal and state income tax purposes. No independent contractor is currently eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(k) Each Company Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Employee Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(l) Neither the Company nor any ERISA Affiliate maintains or has maintained or has at any time sponsored or contributed to or has or had any Liability with respect to,

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any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code), (iv) “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code), (v) plan subject to any non-U.S. Law, or (vi) “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither the Company nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company. No benefits are provided to any Company Employee under, and neither the Company nor any ERISA Affiliate maintains or has maintained or has any obligation or liability with respect to, any self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code).

(m) All contributions, premiums or payments required to be made or accrued on or before the Closing Date with respect to any Company Employee Plan have been made or accrued on or before their due dates. To the extent deductible under applicable Tax Law, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

2.20 Insurance. Section 2.20 of the Disclosure Letter contains an accurate and complete list of all policies of fire, liability, workers’ compensation, property, casualty, and all other forms of insurance owned or held by the Company as of the Closing Date (the “Company Insurance Policies”), including the current premium and coverage amount and an indication as to whether such Company Insurance Policies are “occurrence” or “claims made”. The Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date true and complete copies of the Company Insurance Policies. All such policies are in full force and effect as of the Closing Date, and will continue in full force and effect at the Closing. No notice of cancellation or termination has been received with respect to any such policy, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts that are customary, adequate and suitable in relation to the Company’s business, assets and liabilities, and all premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. Section 2.20 of the Disclosure Letter also contains an accurate and complete summary of any insurance claims made by the Company, whether resolved or pending.

2.21 Receivables. All accounts receivable of the Company at Closing (the “Company Accounts Receivable”) will represent at Closing valid obligations arising from services actually performed and/or goods actually sold by the Company. The Company Accounts Receivable are collectible within sixty (60) days after the Closing Date at the full amount thereof. There is no contest, claim or right of set-off with any maker of a Company Account Receivable relating to the amount or validity of such Company Account Receivable.

2.22 Inventory. All inventory of the Company at Closing will consist of a quality and quantity usable and salable in the Ordinary Course of Business,. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) of the Company at Closing are not excessive, but are reasonable in the present circumstances of the Company.

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2.23 Customers and Suppliers

(a) Section 2.23(a) of the Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to thirty thousand dollars ($30,000) for either of the calendar years ended December 31, 2023 or 2024 or for the eleven months ended November 30, 2025 (collectively, the “Material Customers”); (ii) the amount of consideration paid by each Material Customer during each such year or period; and (iii) any incentive, discount, refund, rebate, credit or other price allowance of any kind given (whether for any post, current or future period) to each Material Customer. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease, to use the Company’s goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 2.23(b) of the Disclosure Letter sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to thirty thousand dollars ($30,000) for either of the calendar years ended December 31, 2023 or 2024 or the eleven months ended November 30, 2025 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during each such year or period. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company. No Material Supplier is the sole source of supply to the Company of any goods or services.

2.24 Product Recalls and Quality Control.

(a) The Company has never received any claim for product liability, and to the Company’s Knowledge, no event has occurred that might give rise to the assertion of any such claim. The Company has not voluntarily or involuntarily recalled or withdrawn any Company Product from commerce due to health and/or safety concerns or customer complaints nor does the Company have plans to do so. To the Company’s Knowledge, no supplier of the Company has voluntarily or involuntarily recalled or withdrawn from commerce any products (or any components thereof) or services supplied to the Company and no supplier of the Company has plans to do so.

(b) The Company has never suffered any Liability arising out of any injury to individuals, including death, or property as a result of the ownership, possession, handling, application or use of any of the Company Products. No facts or circumstances exist that could give rise to any future Liability of the Company arising out of any injury to individuals, including death, or property as a result of the ownership, possession, handling, application or use of any Company Products. There are no defects in any Company Products.

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(c) Except as set forth on Section 2.24(c) of the Disclosure Letter, no Company Product provided or delivered by the Company to customers on or prior to the Closing is subject to any guaranty, warranty or other indemnity by the Company.

(d) There are no pending or outstanding claims made by any customers of the Company under any guaranty, warranty or other indemnity with respect to a Company Product that has not been resolved.

(e) To the Company’s Knowledge, no third-party manufacturing site that participates in the manufacture of any Company Products or any components thereof has been subject to a shutdown or import or export prohibition by any Governmental Authority.

(f) There have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, warning letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Company Product, or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any Company Product or any facilities where any Company Product is tested, produced, manufactured, processed, packaged or stored that are operated by the Company or, to the Knowledge of the Company, by a third party.

(g) The Company has not received any (1) written notices of inspectional observations, establishment inspection reports or warning letters, (2) written notices of any intention to conduct an investigation or review, or (3) other documents issued by the Federal Trade Commission or any other Governmental Authority that allege or assert any lack of compliance with any Law by the Company or Persons who are performing services for the benefit of the Company.

(h) The Company has not, and to the Knowledge of the Company its directors, officers, managers, employees, consultants, subcontractors and other agents have not, been convicted of any crime or engaged in any conduct that would result in debarment or disqualification of the Company by any Governmental Authority.

(i) The Company has not received notice from any of its directors, officers, employees, managers, consultants, subcontractors or other agents, and to the Knowledge of the Company no conditions exist that reasonably could be expected to lead to, any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the marketing, manufacturing or distribution of the Company Products.

2.25 Books and Records. The Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date accurate and complete copies of the minute books of the Company (including, for clarity, for periods prior to the Restructuring), which minute books are complete and correct and have been maintained in accordance with applicable Law and sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers (or the

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shareholders and board of directors prior to the Conversion) of the Company, and no meeting, or action taken by written consent, of any such members or managers (or the shareholders and board of directors prior to the Conversion) has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the Company’s books and records (including the Company’s minute books) will be in the possession of the Company.

2.26 Bank Accounts. Section 2.26 of the Disclosure Letter sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker (i) with which the Company has an account, credit card, credit line or safe deposit box or vault or (ii) which reflects transactions by any manager, member or employee for the benefit of the business of the Company (including, for the avoidance of doubt, any personal credit cards of any manager, member or employee which reflect transactions for the benefit of the business of the Company), (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) a description of the purpose of each such account, safe deposit box or vault, and (d) the names of all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in the matters concerning its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

2.27 Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has at all time been in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any Contract or codes of conduct to which the Company is a party or otherwise bound. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use or disclosure. The Company is and has at all times been in compliance with all Laws relating to data loss, theft and breach of security notification obligations. The Company has (a) complied with all third-party privacy, marketing and security policies, procedures and guidelines and applicable contractual obligations related to privacy, marketing and security related to each service provider or client; and (b) taken commercially reasonable measures to ensure that all third-party service providers and clients have complied with the Company’s privacy, marketing and security policies, procedures and guidelines and all privacy and data security Laws. There has been no loss, damage, unauthorized access, modification, or other misuse of any Personal Information or other personal data by the Company or any of its directors, officers, managers, employees, consultants, subcontractors and other agents. The Company has not suffered a security breach that has compromised either the security, confidentiality or integrity of its data or the physical, technical, administrative or organizational safeguards put in place by the Company that relate to the protection of the security, confidentiality or integrity of its data. The Company has not received any Governmental Order or other notification from a Governmental Authority regarding non-compliance or violation of any privacy or data protection Laws. No Person has ever made any claim against the Company for the loss of or unauthorized disclosure or transfer of Personal Information or other personal data, and, to the Company’s Knowledge, no basis exists for such a claim. There has been no loss, damage, unauthorized access, unauthorized transmission, modification, or other misuse of any Personal Information or other personal data by the Company.

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2.28 Compliance with the Foreign Corrupt Practices Act and Export Control.

(a) The Company and its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred Dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment payable to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office. Neither the Company nor any of its directors, officers, managers or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption Law.

(b) The Company has at all times been in compliance with all Laws relating to export control and trade embargoes. The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

2.29 No Power of Attorney. The Company has not granted anyone a power of attorney to act on its behalf which is still in effect

2.30 COVID-19 Matters. Other than the PPP Loan in the original principal amount of $126,539 obtained by the Company on May 1, 2020 and forgiven in full, including accrued interest, on January 25, 2021, the Company has not applied for or incurred any Indebtedness incurred in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the novel coronavirus pandemic known as “COVID-19” (and any mutations, variants, or sub-variants thereof), including without limitation, any PPP Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program. As to such forgiven PPP Loan: (i) the Company met the eligibility requirements for receipt of such PPP Loan under the applicable Laws and documentation with respect thereto (including without limitation, with application of all applicable affiliation requirements under applicable Laws); (ii) all representations and warranties made by the Company pursuant to the agreements, instruments and other documents with respect thereto were true and correct in all material respects; (iii) the Company was (both before and after giving effect to the transaction evidenced hereby) in compliance in all material respects with all applicable Laws and documentation relating thereto, and without limiting the generality of the foregoing, used the proceeds of any such PPP Loan exclusively for purposes permitted by applicable Laws and

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documentation relating thereto (including as to any PPP Loan exclusively for PPP Specified Forgivable Uses); (iv) the Company has maintained all records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such PPP Loan; and (v) the Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date true, correct and complete copies of all agreements, documents, applications (and all attachments, exhibits, addenda the like with respect thereto, including without limitation, information with respect to affiliation), submissions, reports, or other documentation (including without limitation, payroll documentation and affiliation documentation) provided by or on behalf of the Company to any lender, lender agent or Governmental Authority in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such PPP Loan. Further, the Company has not applied for or received any employee retention credits under the CARES Act or pursuant to any similar program of any Governmental Authority.

2.31 Full Disclosure. No Seller Party nor the Company has misstated or withheld from the Purchaser any material facts relating to the assets, properties, Liabilities, business operations, financial condition, results of operations or prospects of the Company or its business. Neither this Agreement (including the Exhibits, Disclosure Letter and Schedules hereto), the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of any Seller Party or the Company in connection with this Agreement, the Ancillary Agreements or the Acquisition contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Company has uploaded to the Data Room at least five (5) Business Days prior to the Closing Date accurate and complete copies each document disclosed or required to be disclosed on the Disclosure Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to the Purchaser as of the Closing Date as follows:

3.1 Ownership of Company Interests.

(a) The Seller is the sole holder of record, owns legally and beneficially, and has good and valid title to all of the Company Interests, free and clear of all Liens and with no restriction on transfer, voting rights or other incidents of record and beneficial ownership pertaining thereto. The Seller has the sole right to transfer the Company Interests to the Purchaser and, at Closing, the Purchaser shall obtain good and valid title to the Company Interests, free and clear of all Liens. The Company Interests constitute all of the equity interests in the Company.

(b) The Seller’s equity interests consist solely of the equity interests as set forth on Section 3.1(b) of the Disclosure Letter, which includes the identity of each holder of such equity interests.

(c) No Seller Party is subject to any bankruptcy, reorganization or similar proceeding. Except for this Agreement and the Operating Agreement, there are no

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outstanding Contracts between any Seller Party and any other Person (including the Company or another Seller Party) with respect to the acquisition, disposition, transfer, registration or voting of, or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Company Interests, and no Seller Party has any contractual or other right to receive or acquire any additional Company Interests or other equity interest or equity-based interest of the Company.

3.2 Authorization. Each Seller Party (or if such Seller Party is an entity or trust, the individual(s) executing this Agreement on behalf of such Seller Party) is of sound mind and has the legal capacity to enter into this Agreement and the Ancillary Agreements to which such Seller Party is a party. Each Seller Party has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by such Seller Party in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action, and no other action on the part of such Seller Party or any other Person is necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement by such Seller Party, and the consummation by such Seller Party of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which a Seller Party is a party have been duly authorized, executed and delivered by such Seller Party and constitute legal, valid and binding agreements of such Seller Party, enforceable against such Seller Party in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.3 Non-contravention. Neither the execution and delivery by any Seller Party of this Agreement and the Ancillary Agreements to which such Seller Party is a party, nor the consummation of the transactions contemplated hereby and thereby, will require any consent of any third party under or Conflict with (a) any Contract to which such Seller Party is subject, (b) any Governmental Order or Law applicable to such Seller Party or (c) if such Seller Party is an entity, the organizational and other governing documents of such Seller Party.

3.4 Absence of Claims. No Seller Party has had, or currently has, any claim against the Company or any other Seller Party nor, to the Knowledge of such Seller Party, does there exist any basis for a future claim against the Company for any reason, whether contingent or unconditional, fixed or variable, under any Contract or on any other legal basis whatsoever.

3.5 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement to which any Seller Party is a party, or the consummation of the transactions contemplated hereby or thereby, by such Seller Party.

3.6 Litigation. There are no, and have never been any, judgments, decrees, determinations, awards, writs, stipulations, lawsuits, Actions, proceedings, injunctions, settlements or other Governmental Orders (including cease and desist letters) in effect, pending or, to the Knowledge of any Seller Party, threatened against such Seller Party or its properties or assets (tangible or intangible), or before any Governmental Authority, in each case that relates in any way to the Company, this Agreement, any Ancillary Agreement, or any of the transactions contemplated hereby or thereby.

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3.7 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from any Seller Party in connection with this Agreement or any Ancillary Agreements, or any of the transactions contemplated hereby or thereby.

3.8 Tax Consequences. Each Seller Party has reviewed with such Seller Party’s own tax and other advisors the federal, state, and local Tax consequences of the sale of Seller’s Company Interest to the Purchaser and the transactions contemplated by this Agreement and the Ancillary Agreements. Such Seller Party is relying solely on such advisors and not on any statements or representations of the Company or the Purchaser or any of their respective Representatives with respect to the tax consequences to such Seller Party of Seller’s sale of its Company Interest hereunder. Each Seller Party understands that it (and not the Purchaser or the Company) shall be responsible for such Seller Party’s own Tax liability that may arise as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.9 Opportunity to Review. Each Seller Party has reviewed this Agreement and the Ancillary Agreements. Each Seller Party has had reasonable time and opportunity to consult with such Seller Party’s financial, legal, and other advisors, if desired, before signing this Agreement and the Ancillary Agreements to which such Seller Party as a party. Each Seller Party has taken as much of this time as necessary to consider whether to enter into this Agreement and has chosen to enter into this Agreement freely, knowingly and voluntarily. Each Seller Party has had an opportunity to ask the Seller Representative questions regarding this Agreement and the transactions contemplated by this Agreement, and all such questions have been answered fully and to such Seller Party’s satisfaction. Each Seller Party understands that such Seller Party must rely solely on such Seller Party’s advisors and not on any statements or representations made by the Purchaser, the Company or any of their Representatives.

3.10 Company Assets. No Seller Party owns any Intellectual Property, or any other property or asset, that is used in or necessary for the Company’s operations, or any Company Product, nor does any Seller Party own (whether solely or jointly), or have any rights to or under, any Company Intellectual Property, or any other property or asset of the Company. No Seller Party owns any equity interest in any of the Company’s customers, suppliers or competitors.

3.11 Company Representations. Each Seller Party understands that such Seller Party is economically responsible for the representations and warranties concerning the Company (including the representations and warranties in Article II) in accordance with the indemnification obligations of the Seller Parties set forth in Article VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as of the Closing Date as follows:

4.1 Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado, and has all requisite corporate power and authority necessary to own, lease or operate its property and assets, and to carry on its business as presently conducted.

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4.2 Authorization. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed by the Purchaser in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action and no other corporate action on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly authorized, executed and delivered by the Purchaser and constitute legal, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3 Non-contravention. Neither the execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, will Conflict with (i) the Purchaser’s organizational and other governing documents; (ii) any Contract to which Purchaser is a party; or (iii) any Governmental Order or Law applicable to the Purchaser or any of its rights, properties or assets.

4.4 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby by the Purchaser.

4.5 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Purchaser in connection with this Agreement or any Ancillary Agreements or any of the transactions contemplated hereby or thereby.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1 Confidentiality. From and after the Closing, the Seller Representative and each Seller Party shall hold, shall cause its or their respective Related Parties to hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public without breach or violation by any Person of this Section 5.1; or (b) is lawfully acquired by such Seller Party after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller Representative, a Seller Party or any of its or their respective Affiliates or Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Seller Representative or such Seller Party, as applicable, shall promptly notify Purchaser in writing and

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shall disclose only that portion of such information which the Seller Representative or such Seller Party, as applicable, is advised by its counsel in writing is legally required to be disclosed, provided that the Seller Representative or such Seller Party, as applicable, shall cooperate with the Purchaser to limit, to the extent permitted by Law, the amount of information required to be disclosed and to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller Party shall not, and shall cause its respective Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in or hold a position with any Person that engages directly or indirectly in the Restricted Business in the Territory, including as a partner, shareholder, member, employee, principal, agent, trustee, advisor or consultant (in each case, whether or not any compensation is paid with respect thereto); or (iii) interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Seller Party may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller Party shall not, and shall cause its respective Affiliates not to, directly or indirectly, hire or solicit for hire any employee or consultant of the Company or encourage any such employee or consultant to leave such employment or consultant relationship or hire any such employee or consultant who has left such employment or consultant relationship.

(c) During the Restricted Period, each Seller Party shall not, and shall cause its respective Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) For any Seller Party that is an entity, the provisions of this Section 5.2 shall equally apply to any Person that on the Closing Date is a five percent (5%) or greater equity holder of such Seller Party. For any Seller Party that is a trust, the provisions of this Section 5.2 shall equally apply to any Person that on the Closing Date is a trustee of, or material beneficiary under, such Seller Party.

(e) Each Seller Party acknowledges that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party, or an Affiliate thereof, of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

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(f) Each Seller Party acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.3 Public Announcements. Each of the Seller Parties will not (nor will they permit, as applicable, any of their respective Representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party regarding the subject matter of this Agreement, the Acquisition or the transactions contemplated by this Agreement, without the prior written consent of the Purchaser. Purchaser may disclose the existence and terms of this Agreement, the Acquisition and the transactions contemplated by this Agreement (a) pursuant to a customary press release for transactions of this nature and (b) as required by the rules and regulations of U.S. Securities and Exchange Commission or the Nasdaq Stock Market or as otherwise required by applicable Law.

5.4 Fees and Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses and fees including all legal, accounting, financial and tax advisory, consulting, broker fees, finder fees and all other fees and expenses of third parties incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

5.5 Release of Claims.

(a) Effective as of the Closing, each Seller Party, on behalf of itself, himself, or herself and each of its, his, or her past, present, and future Family Members, shareholders, subsidiaries, parent companies, Affiliates, Representatives, officers, directors, employees, managers, members, partners, trustees, beneficiaries, insurers, carriers, heirs, executors, administrators, predecessors, agents, successors, and assigns (collectively, the “Seller Releasors”), hereby irrevocably waives, releases and discharges, and shall forever be enjoined from prosecuting against, the Purchaser, the Company and each of their respective past, present, and future shareholders, subsidiaries, parent companies, Affiliates, Representatives, officers, directors, employees, managers, members, partners, trustees, beneficiaries, insurers, carriers, heirs, executors, administrators, predecessors, agents,

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successors, and assigns (collectively, the “Released Parties”) from any and all claims, demands, Actions, suits, losses, Liabilities, judgments, obligations, Contracts, agreements, damages, debts, expenses, and costs, of whatever nature, character, or description (stipulated or otherwise) (including for contribution or indemnity, whether express, implied or equitable), known or unknown, anticipated or unanticipated, and regardless of the nature or character of the matters and circumstances giving rise thereto, which has been, could have been, or could be, now or in the future, asserted in any Action, or in any other court or forum (the “Released Claims”), which any of the Seller Releasors had, now have, or will have, in any capacity, against one or more Released Parties; provided, however, that nothing in this Section 5.05(a) will constitute a release or waiver of any claims or rights a Seller Releasor may have to enforce the terms of this Agreement or any Ancillary Agreement to which such Seller Releasor is a party.

(b) Each Seller Party acknowledges that there is a risk that, subsequent to the Closing, it, he, or she may discover, incur, or suffer claims that were unknown or unanticipated as of the Closing and which, if known by it, him, or her as of the Closing, may have materially affected its, his, or her decision to enter release the Released Claims. Each Seller Party acknowledges and agrees that, by reason of entering into this Agreement, it, he, or she is assuming the risk of all unknown or unanticipated claims released in and by this Section 5.5. WITH RESPECT TO SUCH MATTERS, EACH SELLER PARTY HEREBY EXPRESSLY WAIVES THE BENEFIT OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR STATUTE IN ANY OTHER JURISDICTION. SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) It is the intention of each Seller Party that, subject to the express limitations set forth in the proviso of Section 5.5(a), the foregoing releases shall be as broad and general as the law permits and that the releases shall be effective as of the Closing.

(d) Each Seller Party expressly acknowledges and agrees that this Section 5.5 represents a release of potential claims and is not, in any respect, nor for any purpose, to be deemed or construed to be an admission or concession of any Liability or wrongdoing of any kind or nature by any Released Parties or of the existence of any claim.

(e) Each Seller Party hereby covenants and agrees that it, he, or she will not (i) sue, prosecute, or participate in any manner in or assign any Released Claims or (ii) participate, assist, or encourage (explicitly or implicitly or directly or indirectly) any third party to file a lawsuit or make a claim against any Released Party of the kind or nature released by this Section 5.5. Each Seller Party represents and warrants as of the Closing that it, he, or she has not heretofore assigned, transferred, or subrogated, or purported to assign, transfer, or subrogate, to any Person, any of the Released Claims.

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5.6 Further Actions. If any action is necessary or desirable after the Closing to carry out the purposes of this Agreement, including to vest in the Purchaser the full right and title to all the Company Interests, or to ensure that the Company retains full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Seller Parties shall provide such assistance as is reasonably necessary to take such action, including executing and delivering such additional documents, instruments, conveyances and assurances as may be requested by the Purchaser.

5.7 Payment of Closing Indebtedness and Transaction Expenses.

(a) Within ten (10) Business Days after the Closing Date, the Seller shall, on behalf of the Company, pay or cause to be paid all Closing Indebtedness pursuant to the Payoff Letters to the respective recipients thereof in accordance with the Payoff Letters. Without limiting any of the representations and warranties of the Seller Parties in Article II, the Seller Parties have indicated to the Purchaser that the only Payoff Letter to be paid pursuant to this Section 5.7(a) is the Tesla Payoff Letter.

(b) Within ten (10) Business Days after the Closing Date, the Seller shall, on behalf of the Seller Parties and the Company, pay or cause to be paid the Transaction Expenses outstanding as of the Closing to the respective recipients thereof in accordance with the invoices and wire instructions provided by such recipients.

(c) If the Seller fails to timely pay any of the amounts pursuant to foregoing subparts (a) and (b), the Purchaser may pay such amounts on the Seller’s behalf and setoff the amount of any such payments against amounts otherwise payable under the Note.

5.8 Auto Transfers.

(a) Without limiting any of the representations and warranties of the Seller Parties in Article II, the Seller Parties hereby confirm to the Purchaser that, prior to the Closing Date, the Company purchased that certain 2023 Audi A6 (VIN# [XXX]) pursuant to a lease buyout transaction for a buyout purchase price of $55,484.28.

(b) Pursuant to Section 5.7(a), within ten (10) Business Days after the Closing Date, the Seller will pay in full the payoff amount set forth in the Tesla Payoff Letter for that certain 2018 Telsa (VIN# [XXX]).

(c) From and after the Closing, the Purchaser and the Company shall reasonably cooperate with the Seller Parties in the Seller Parties’ efforts to transfer title to the 2023 Audi A6 (to the extent not previously transferred) and the 2018 Tesla to such transferees as the Seller Parties request to the Company in writing (collectively, the “Auto Title Transfers”); provided, however, that the Seller Parties shall be responsible for any and all costs, expenses, and Taxes (including, without limitation, all Transfer Taxes) incurred by the Company after the Closing in connection with the Auto Title Transfers. If the Seller Parties fail to timely pay any such costs, expenses, and Taxes, the Purchaser may pay such amounts on the Seller Parties’ behalf and setoff the amount of any such payments against amounts otherwise payable under the Note.

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ARTICLE VI

CLOSING DELIVERABLES

6.1 Seller Party Closing Deliverables. At the Closing, the Seller Parties shall deliver to the Purchaser the following:

(a) Note. The Note, duly executed by the Seller.

(b) Consulting Agreement. A consulting agreement between the Purchaser and S. McCaig, in form and substance mutually acceptable to the parties thereto (the “Consulting Agreement”), duly executed by S. McCaig.

(c) Restructuring Documents. Proof of consummation of the Restructuring, in form and substance satisfactory to the Purchaser.

(d) Subordination Agreement. The Subordination Agreement, duly executed by the Seller.

(e) Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company (the “Secretary’s Certificate”) certifying (i) that attached thereto are true and complete copies of the current Organizational Documents of the Company (including any amendments thereto), and that such Organizational Documents are in full force and effect, (ii) that attached thereto are true and complete copies of all resolutions duly adopted by the sole member of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) the names, titles and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

(f) Good Standing Certificate. A good-standing certificate with respect to the Company from the State of California and each other state where the Company is qualified as a foreign limited liability company, in each case dated within five (5) Business Days prior to the Closing.

(g) Continuing Employees. Each of the individuals listed on Exhibit B shall have agreed to continue their employment with the Company (or, at the Purchaser’s option, with the Purchaser) immediately following the Closing, and shall have agreed to execute such documents in connection therewith as reasonably requested by the Purchaser.

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(h) Confidentiality, Proprietary Information and Inventions Assignment Agreements. Purchaser’s standard form of confidentiality, proprietary information and inventions assignment agreement, executed by each employee of the Company.

(i) Resignations. Written resignations, effective as of the Closing Date, of the officers of the Company.

(j) Company Interests. Instruments of transfer of all of the Company Interests, validly executed by the Seller, evidencing the transfer of the Company Interests to the Purchaser and any other instrument necessary to effect the transfer of the Company Interests to the Purchaser in accordance with this Agreement.

(k) Notices and Consents. Copies of all notices to, and all consents from, all third parties that are described in Section 2.5 of the Disclosure Letter.

(l) 401(k) Plan. Appropriate documentation, determined satisfactory in the Purchaser’s sole discretion, that the Company has terminated its participation under the Company’s 401(k) Plan.

(m) FIRPTA Certificate. A statement from the Seller certifying that the Seller is not a foreign person, substantially in the form of the applicable sample certificate set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

(n) IRS Form W-9. A properly completed and executed IRS Form W-9 from the Seller and each other party to whom a payment will be made pursuant to this Agreement.

(o) Bank Accounts. Evidence acceptable to the Purchaser that all authorized Persons on all Company bank accounts and similar accounts have been replaced with Persons selected by the Purchaser.

(p) Additional Documents. The Seller Parties shall have delivered to the Purchaser such other documents and instruments as Purchaser reasonably requests that are necessary or desirable to consummate the transactions contemplated by this Agreement.

6.2 Purchaser’s Closing Deliverables. At the Closing, the Purchaser shall deliver to the Seller Parties the following:

(a) Note. The Note, duly executed by the Purchaser.

(b) Consulting Agreement. The Consulting Agreement, duly executed by the Purchaser.

(c) R&W Policy. Evidence that the R&W Policy has been bound (subject only to completion of the Closing).

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ARTICLE VII

SURVIVAL OF REPRESENTATIONS

AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Purchaser and the Seller Parties contained in this Agreement shall survive until the eighteen (18)-month anniversary of the Closing Date, except that:

(i) the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization), Section 2.3 (Capitalization, No Subsidiaries), Section 2.4 (Non-contravention), Section 2.13 (Title to Assets), Section 2.14 (Intellectual Property), Section 2.17 (Environmental Matters), Section 2.18 (Brokers), Section 2.19 (Employee Matters), Section 3.1 (Ownership of Company Interests), Section 3.2 (Authorization), Section 3.3 (Non-contravention) and Section 3.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely (or, if shorter, the maximum period for which the survival of each such representation and warranty is permitted to be contractually extended under applicable Law and after giving effect to any waiver, mitigation or extension of such periods);

(ii) the representations and warranties set forth in Section 2.11 (Taxes) (the “Specified Representations”) shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations therefor (after giving effect to any waiver, mitigation or extension thereof); and

(iii) any claim relating to fraud, willful misconduct, or intentional misrepresentation shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations therefor (after giving effect to any waiver, mitigation or extension thereof).

(b) The respective covenants and agreements of the Purchaser and the Seller Parties in this Agreement shall survive indefinitely (or, if shorter, the lesser of (x) the maximum period for which the survival for such covenant or agreement is permitted to be contractually extended under applicable Law and after giving effect to any waiver, mitigation or extension of such periods or (y) the period expressly provided in this Agreement for a particular covenant or agreement).

(c) Neither the Seller Parties nor the Purchaser shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or notice of discovery of any facts or circumstances that the Seller Representative or the Purchaser, as the case may be, reasonably believes may result in a claim, hereunder is given to the Purchaser or the Seller Representative, as the case may be, prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved.

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(d) For the avoidance of doubt, the parties acknowledge and agree that the foregoing limitations shall not limit any recovery of the Purchaser under the R&W Policy.

7.2 Indemnification.

(a) Joint and Several Indemnification by the Seller Parties. From and after the Closing, each Seller Party agrees to jointly and severally defend, indemnify and hold harmless the Purchaser, the Purchaser’s Affiliates (including from and after the Closing the Company) and each of their respective officers, directors, employees, agents, Affiliates and Representatives (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses based upon, resulting from or arising out of any of the following:

(i) any breach of any representation or warranty made by the Seller Parties in Article II or Article III of this Agreement or made by the Seller in the Secretary’s Certificate;

(ii) any breach or non-performance of any covenant or agreement made by any Seller Party in this Agreement;

(iii) any fraud, willful misconduct, or intentional misrepresentation by any Seller Party in connection with this Agreement or the transactions contemplated by this Agreement;

(iv) any Indebtedness of the Company that is not included in the calculation of Closing Indebtedness;

(v) Transaction Expenses;

(vi) any matter set forth on Section 2.10 of the Disclosure Letter;

(vii) any Liabilities owing to any Person identified on Section 2.18 of the Disclosure Letter;

(viii) Excluded Taxes;

(ix) the Company’s application for, receipt or use of, any loan proceeds pursuant to the CARES Act, including any retroactive determination of ineligibility or failure to satisfy any terms or conditions of such CARES Act, and including any Taxes of the Purchaser, the Company, or any other Affiliate of the Purchaser arising from, relating to, or as a result of the receipt or repayment of any Indebtedness pursuant to the CARES Act; or

(x) the Company’s pre-Closing failure or alleged failure (regardless of whether the pre-Closing failure or alleged failure continues post-Closing) to comply with any applicable Law regarding wage or hour matters with respect to employees, independent contractors, consultants or any other Person who performed or provided services to the Company, including, any Losses resulting from, arising out of or relating to, the improper classification of any Person as an

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exempt employee, independent contractor, temporary employee, leased employee or seasonal employee (as applicable) under any applicable Law or Company Employee Plan or failure to (x) pay wages, overtime, bonuses, commissions, overtime, minimum wage, premiums, piece rate, paid time off, paid sick leave, public health emergency sick leave, on-call payments, business expenses or other compensation, statutory and/or civil penalties or (y) provide meal and rest breaks, pay equity, or legally compliant wage statements.

(b) Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to defend, indemnify and hold harmless each of the Seller Parties and their respective heirs, successors and assigns, from and against any and all Losses based upon, resulting from or arising out of the following:

(i) any breach of any representation or warranty made by the Purchaser in Article IV this Agreement;

(ii) any breach or non-performance of any covenant or agreement made by the Purchaser in this Agreement; or

(iii) any fraud, willful misconduct, or intentional misrepresentation by the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement.

7.3 Indemnification Limits and Calculations.

(a) Notwithstanding anything to the contrary contained in this Agreement: (i) the Seller Parties shall not be liable for any claim for indemnification pursuant to Section 7.2(a)(i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties pursuant to Section 7.2(a)(i) equals or exceeds $50,000 (the “Basket”), in which case the Seller Parties shall be liable for the full amount of such Losses from the first dollar thereof; (ii) the Purchaser shall not be liable for any claim for indemnification pursuant to Section 7.2(b)(i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Purchaser pursuant to Section 7.2(b)(i) equals or exceeds the Basket, in which case the Purchaser shall be liable for the full amount of such Losses from the first dollar thereof; (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties pursuant to Section 7.2(a)(i) shall not exceed $1,000,000 (the “Cap”); and (iv) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Purchaser pursuant to Section 7.2(b)(i) shall not exceed the Cap; provided, however, that the foregoing clauses of this Section 7.3(a) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or Specified Representation or to any claim relating to fraud, willful misconduct or intentional misrepresentation. For clarity, for purposes of foregoing subparts (i) and (iii) of this Section 7.3(a), amounts recovered by a Purchaser Indemnified Party under the R&W Policy shall not be applied toward the calculation of the Basket or the Cap.

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(b) Notwithstanding anything in this Agreement to the contrary, an Indemnified Party expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Indemnified Party or any of its Representatives, whether before or after the Closing Date, in respect of any fact or circumstance that reveals the occurrence of any such breach. In furtherance of the foregoing, the parties agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by any party. An Indemnifying Party shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant of this Agreement, or any indemnity thereof, seek information concerning knowledge or reliance of the Indemnified Party or any of its Representatives, through deposition, discovery or otherwise, or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Indemnified Party or any of its Representatives with respect to any such representations, warranties or covenants.

(c) Nothing in this Agreement shall limit the Liability of any Person in the event of fraud, willful misconduct or intentional misrepresentation by such Person involving this Agreement or the transactions contemplated by this Agreement.

(d) For all purposes of this Article VII, any inaccuracy in or breach of any representation or warranty, as well as the amount of any Losses with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the Purchaser to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

7.4 Indemnification Procedures. Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may assert a claim for indemnification from the party or parties to this Agreement that are required to provide indemnification with respect to such claim(s) (an “Indemnifying Party”). If more than one Seller Party is an Indemnifying Party with respect to any claim for indemnification under this Article VII, the Seller Representative shall act on behalf of all such Seller Parties pursuant to the procedures of this Section 7.4 in accordance with the rights granted under Section 7.6.

(a) Non-Third-Party Claims. Any claim which does not involve a Third Party Claim may be asserted by giving written notice describing in reasonable detail the matter giving rise to the indemnification obligation under this Agreement (an “Indemnification Notice”) to the Indemnifying Party. Upon receipt of an Indemnification Notice, the Indemnifying Party may (a) acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within thirty (30) days of receipt of the Indemnification Notice or (b) dispute such claim from the Indemnified Party. In the event that the Indemnifying

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Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within thirty (30) Business Days of receipt of the Indemnification Notice for such claim, setting forth a reasonable basis for such dispute (a “Dispute Notice”) and the parties will negotiate in good faith to resolve such dispute for a period of thirty (30) days from delivery of the Dispute Notice. If the parties are unable to resolve such dispute within such thirty (30)-day period, the dispute shall be submitted for resolution pursuant to Section 9.9. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within thirty (30) days of receipt of an Indemnification Notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 7.4(a), or once any dispute under this Section 7.4(a) has been finally resolved in favor of indemnification by an arbitrator or court or other tribunal of competent jurisdiction, payment of the applicable Losses shall be paid pursuant to Section 7.4(c). The parties agree that should the Indemnifying Party not make full payment of any such obligations within such ten (10) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final resolution to the date such payment has been made at a rate per annum equal to ten percent (10%), compounded monthly. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Third Party Claims.

(i) In the event that any Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party, regarding which an Indemnifying Party is required to provide indemnification under this Agreement, the Indemnified Party shall give written notice together with a statement of available information (other than privileged information) regarding such Third Party Claim (a “Third Party Claim Notice”) to the Indemnifying Party within thirty (30) days after learning of such Third Party Claim. The failure to give written notice within such thirty (30)-day period shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

(ii) The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of the Third Party Claim Notice (after which date the Indemnifying Party may not elect to assume the defense of such Third Party Claim without the written consent of the Indemnified Party), to assume the defense of any Third Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel; provided, however, that such Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim (x) unless the Indemnifying Party has agreed and acknowledged in writing (for the benefit of the Indemnified Party) its unqualified obligation to indemnify the Indemnified Party with respect to such Third Party Claim, subject to the limitations set forth in this Article VII, and (y) if the Indemnifying Party is a Seller Party, if such Third Party Claim (1) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (2) seeks an injunction or other equitable relief against the Indemnified Party.

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(iii) If the Indemnifying Party assumes the defense of any Third Party Claim within such thirty (30)-day period (or thereafter with the written consent of the Indemnified Party), then, subject to Section 7.4(b)(v), (x) it shall have the right to take such action as it deems necessary to dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (y) the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it (subject to the Indemnifying Party’s right to control the defense thereof) and the fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (such fees and expenses to be reimbursed monthly by payment by the Indemnifying Party to the Indemnified Party; provided, that if the Purchaser is the Indemnified Party, the Purchaser may, but is not required to, elect in its discretion to have reimbursement setoff against the Note, Consulting Agreement or any amounts otherwise payable by any of the Purchaser Indemnified Parties to any Seller Party pursuant to Section 7.4(d)).

(iv) If the Indemnifying Party notifies the Indemnified Party of its intent not to assume the defense of a Third Party Claim, fails to elect in writing to assume the defense of a Third Party Claim with thirty (30) days after the its receipt of the Third Party Claim Notice (or such earlier date, if the failure to assume the defense by such earlier date would materially impair the ability of the Indemnified Party to defend such Third Party Claim), or fails to diligently prosecute the defense of such Third Party Claim, then the Indemnified Party may compromise, settle, dispute, defend, appeal or make counterclaims pertaining to such Third Party Claim with counsel selected by it (all at the cost and expense of the Indemnifying Party), the Indemnifying Party will be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (such fees and expenses to be reimbursed monthly by payment by the Indemnifying Party to the Indemnified Party; provided, that if the Purchaser is the Indemnified Party, the Purchaser may, but is not required to, elect in its discretion to have reimbursement setoff against the Note, Consulting Agreement or any amounts otherwise payable by any of the Purchaser Indemnified Parties to any Seller Party pursuant to Section 7.4(d)).

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(v) An Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or if such settlement or compromise (x) does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand or (y) in the event a Seller Party is the Indemnifying Party, would involve Losses in excess of the balance of the Note less the aggregate amount of Losses relating to unresolved indemnity claims against the Seller Parties.

(vi) The Seller Representative, the Seller Parties and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(vii) Notwithstanding anything in this Section 7.4(b) to the contrary, in the event that there is a conflict between the rights of the Seller Parties under this Section 7.4(b) to control the defense of a claim and the rights of insurers under the R&W Policy or any other insurance policy of the Purchaser or the Company or any of their Affiliates to control the defense of such claim, the rights of such insurer(s) will prevail.

(c) Claims.

(i) Claims for Losses against any Seller Party pursuant to Section 7.2(a)(i) shall be satisfied (v) first, by setoff against the outstanding balance of the Note up to an amount equal to the Retention Amount, (w) next, to the extent such Losses exceed the balance of the Note but have not fully eroded the Retention Amount, by the Seller Parties until the Retention Amount shall be fully eroded, (x) next, by recovery under the R&W Policy (except for any Losses subject to Exclusions or any other Losses otherwise not covered by the R&W Policy), and (y) thereafter (including any Losses subject to Exclusions or otherwise not covered by the R&W Policy), by the Seller Parties.

(ii) Claims for Losses against any Seller Party pursuant to Section 7.2(a)(ii)-(x) shall be satisfied (x) by setoff against the outstanding balance of the Note and (y) thereafter, to the extent such Losses exceed the balance of the Note, by the Seller Parties.

(d) Setoff. Without limiting any other rights or remedies of the Purchaser Indemnified Parties (including under Section 7.4(c) above), the Purchaser Indemnified Parties may, in their sole and absolute discretion, satisfy claims for indemnification for which any Seller Party is obligated under this Article VII by deducting the amount of Losses from any amounts due to S. McCaig under the Consulting Agreement and/or any amounts otherwise payable by any of the Purchaser Indemnified Parties to any Seller Party.

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7.5 Tax Treatment of Certain Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign tax Law), the parties shall treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

7.6 Seller Representative.

(a) Appointment of Seller Representative. The Seller Parties hereby unconditionally and irrevocably appoint S. McCaig as the Seller Representative under this Agreement to take any and all actions under this Agreement to be taken or decided by the Seller Representative pursuant to the terms hereof. The Seller Parties hereby agree that (i) the Seller Representative shall not be personally liable as the Seller Representative for any act done or omitted under this Agreement as Seller Representative while acting in good faith and in the exercise of reasonable judgment; and (ii) the Seller Representative shall not be liable to the Seller Parties for any action taken or omitted in good faith in his capacity as Seller Representative, and the taking or omission of any action pursuant to the advice of legal counsel shall be conclusive evidence of good faith. The Seller Parties have the right, upon unanimous approval of the Seller Parties, to change the Seller Representative at any time upon providing at least fifteen (15) days’ advance written notice of the same to the Purchaser. The Purchaser and its Affiliates shall have no obligation or Liability to any Seller Party based upon or as a result of any failure, delay or error by the Seller Representative in distributing to any Seller Party any amounts paid to or received by the Seller Representative for the benefit of and further distribution to any Seller Party.

(b) Notices and Decisions. With respect to any matter delegated to the Seller Representative under this Agreement, (i) notices or communications to or from the Seller Representative shall constitute notice to or from each of the Seller Parties and (ii) a decision, act, consent or instruction of the Seller Representative shall constitute a decision of all the Seller Parties, and shall be final, binding and conclusive upon each Seller Party, and the Purchaser may rely upon any such decision, act, consent or instruction of the Seller Representative as being the final and binding decision, act, consent or instruction of each Seller Party.

ARTICLE VIII

TAX MATTERS

8.1 Preparation of Tax Returns.

(a) Pre-Closing Tax Returns. The Seller Representative, on behalf of Seller, shall prepare and, to the extent permitted by applicable Law, file (or shall cause to be prepared and filed), all Tax Returns of or with respect to the Company for all Pre-Closing Tax Periods. All such Tax Returns shall be prepared in accordance with past practice. To

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the extent any such Tax Return is required to be filed by the Purchaser or the Company after the Closing, the Seller Representative shall submit such Tax Returns to the Purchaser at least twenty (20) days prior to the due date for filing such Tax Return (including any applicable extensions) for the Purchaser’s review and comment and the Seller Representative shall make any comments of the Purchaser in good faith and revise the applicable Tax Return. The Purchaser or the Company, as the case may be, shall file any such Tax Return with the applicable taxing authority; provided, that neither the Purchaser or the Company shall be required to file any Tax Return that is not prepared in accordance with applicable Law or this Section 8.1(a).

(b) Straddle Period Tax Returns. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Company with respect to any Straddle Period of the Company (but not, for the avoidance of doubt, any Tax Return of any Seller Party). Except as otherwise required by applicable Law, all such Tax Returns shall be prepared in accordance with past practice. The Purchaser shall submit such Tax Returns to the Seller Representative at least five (5) days prior to the due date for filing such Tax Return (including any applicable extensions) for review and comment, and the Purchaser shall consider any comments of the Seller Representative in good faith and revise the applicable Tax Return to the extent the Purchaser deems appropriate, in its reasonable discretion. Purchaser shall make itself available to discuss any such Tax Return.

(c) Straddle Period Allocation. In the case of Taxes (other than Transfer Taxes) that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Straddle Period shall be:

(i) in the case of Taxes that are either (x) based upon or measured by reference to income, gain, or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), the Tax that would be due with respect to the Pre-Closing Straddle Period if such period ended on and included the Closing Date; and

(ii) in the case of Taxes not covered by paragraph (i) above, the product of (x) the amount of such Taxes for the entire Straddle Period, multiplied by (y) a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period.

Taxes with respect to a Straddle Period that are not allocable to the Pre-Closing Straddle Period will be allocable to the Post-Closing Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 8.2(b), taking into account the type of Tax to which such credit or refund relates.

(d) Payments. Payment of any amount due under this Section 8.1 shall be made within twenty (20) Business Days following written notice that payment of related Taxes to the appropriate Governmental Authority is due; provided that neither party shall be required to make any payment earlier than five (5) Business Days before the related Taxes are due to the appropriate Governmental Authority.

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8.2 Tax Contests.

(a) If a party receives notice of any proposed claim, assessment, deficiency, review, examination or commencement of any Tax audit or administrative or judicial proceeding or any other claim relating to a pre-Closing Tax Period or a Straddle Period (“Tax Contest”) with respect to Taxes of the Company, such party shall promptly provide written notice thereof to the other party or parties hereto; provided, however, that the failure to provide such notice shall not release the other party from any of its obligations under this Article VIII, except to the extent that such other party is materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for and other factual information with respect to such Tax Contest and shall include a copy of the relevant portion of any correspondence or document received from the relevant taxing authority.

(b) Upon written notice to the Purchaser, the Seller Representative shall have the right to control, at the Seller’s expense, the conduct of any Tax Contest with respect to Taxes of or with respect to the Company for any Pre-Closing Tax Period and for which the Seller is responsible under this Agreement; provided, however, that insofar as such Tax Contest would reasonably be expected to have an adverse effect the Purchaser or any of its Affiliates (including, after the Closing, the Company), the Purchaser shall be entitled to participate in such Tax Contest at its own expense and the Seller Representative shall not compromise, settle or abandon such Tax Contest without prior written consent of the Purchaser.

(c) In the case of a Tax Contest for a Straddle Period of the Company, the Controlling Party shall have the right to control, at its own expense, such Contest; provided, however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) the Non-controlling Party shall be entitled to participate in such Tax Contest, at its own expense, if such Tax Contest could have an adverse impact on the Non-controlling Party or any of its Affiliates and (v) the Controlling Party shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates.

(d) the Purchaser shall have the right to control, at the Purchaser’s expense (and the Seller Representative shall have no right to participate in), any Tax Contest with respect to the Company for any Post-Closing Tax Period.

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8.3 Cooperation. The Purchaser and the Seller Representative (on behalf of the Seller) shall (and shall cause their respective Affiliates to) (a) provide the other parties and their Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes for any Pre-Closing Tax Period or any Straddle Period and (b) retain (and provide the other parties and their Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided, however, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

8.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed on purchase of the Company Interests pursuant to this Agreement (including any real property transfer tax and any similar Tax) shall be borne by the Seller. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be timely filed by the party primarily responsible for such filing under applicable Law.

8.5 Coordination; Other Tax Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) the covenants and agreements of the Seller and the Purchaser contained in this Article VIII shall survive and shall remain in full force and effect until ninety (90) days after the expiration of the relevant statutes of limitation, and (ii) indemnification for any and all Tax matters, and the procedures with respect thereto, shall, subject to Section 7.2(a)(viii), be governed exclusively by this Article VIII and notwithstanding anything to the contrary in Article VII, the provisions of Article VII (except for Section 7.2(a)(viii)) shall not apply shall not apply to any Tax matters.

(b) Any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated, and all payments thereunder shall be settled, immediately prior to the Closing.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by email of PDF document (with confirmation of transmission) or sent by certified or registered mail, postage prepaid (and shall be deemed given when: delivered if delivered by hand, one (1) Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed or emailed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed), as follows:

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(a)	if to the Purchaser (including the Company after the Closing), to:

Pro-Dex, Inc.
2361 McGaw Avenue
Irvine, CA 92614
Attn: Rick Van Kirk
Email: Rick.VanKirk@pro-dex.com

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor
Irvine, CA 92612
Attn: Garett Sleichter
Email: gsleichter@rutan.com

(b)	if to the Seller Representative, to:

Sean McCaig
[XXX]
[XXX]
Email: [XXX]

with a copy (which shall not constitute notice) to:

The Gibbs Law Firm
1221 Puerta del Sol, Suite 100
San Clemente, CA 92673
Attn: David L. Gibbs
Email:david.gibbs@gibbslaw.com

9.2 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic communications in portable document format (.pdf) shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.3 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement, or otherwise affect the meaning or interpretation of this Agreement.

9.4 Amendments; Waivers. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Purchaser and the Seller Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

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9.5       Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto, the Disclosure Letter, and the documents and instruments and other agreements among the parties hereto referenced herein, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties (including the Letter of Intent) with respect to the subject matter hereof.

9.6 Assignment; No Third-Party Rights. This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto, the Disclosure Letter, and the documents and instruments and other agreements among the parties hereto referenced herein, (a) shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives, and are not intended, nor shall they be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives and the rights of any Indemnified Party under Article VII, any legal or equitable right, remedy or claim hereunder, and (b) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations under this Agreement to one or more of its Affiliates or to a purchaser or assignee of substantially all or a significant portion of its assets. Nothing herein expressed or implied shall confer upon any of the employees of Purchaser, the Company or any of their respective Affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (x) Released Parties are express third-party beneficiaries of Section 5.5, and (y) the Indemnified Parties are express third-party beneficiaries of Article VII.

9.7 Severability. The invalidity of any section, subsection or other portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

9.8 Other Remedies; Specific Performance. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each of the Seller Parties and the Purchaser acknowledges that the rights of each party to consummate the transactions contemplated by this Agreement are unique, and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other parties’ obligations hereunder, not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

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9.9 Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of California, without reference to the choice of law or conflicts of law principles thereof that would result in the application of the Laws of any other jurisdiction.

(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures as in effect on the Closing Date. Judgment of the arbitrator may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies (including equitable relief) in aid of arbitration from a court of appropriate jurisdiction.

9.10 Attorneys’ Fees. Without limiting any rights under Article VII, each party agrees to reimburse the other party for reasonable costs, fees and expenses (including, without limitation, reasonable attorneys’ and experts’ costs, fees and expenses) incurred by the non-breaching party in connection with a successful legal action to enforce the terms of this Agreement.

9.11 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word “including” means “including, but not limited to”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; and (d) words importing the singular shall also include the plural and vice versa. Reference to any Law shall mean such Law as amended, modified or supplemented (including by succession of comparable successor statutes), and in effect from time to time, and all rules and regulations promulgated thereunder. Matters disclosed on the Disclosure Letter shall only apply to the specific Section of this Agreement expressly identified in the Disclosure Letter and shall not apply to any other Section that is not expressly identified in the Disclosure Letter. All representations and warranties in Article II concerning any past facts, events, occurrences, or circumstances concerning the Company, its business, its assets, or otherwise shall, unless otherwise expressly stated to the contrary, be deemed to apply to the full extent as if the Company had continued its existence without undertaking the Restructuring. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any other party. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

ARTICLE X
DEFINITIONS

10.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

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“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, action, suit, proceeding, administrative procedure, arbitral action, inquiry, criminal prosecution or investigation by or before any Governmental Authority.

“Actual Knowledge” means, with respect to the Company, the actual or constructive knowledge of S. McCaig or Y. McCaig, without any duty of inquiry.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the instruments of transfer of the Company Interests to the Purchaser, the Note, the Consulting Agreement, and all other agreements and certificates entered into or delivered by the Company or the Seller Parties in connection with the Closing of the Acquisition.

“Articles of Organization” means the articles of organization of the Company filed with the California Secretary of State on February 3, 2026.

“Auto Title Transfers” has the meaning set forth in Section 5.7(c).

“Balance Sheet” has the meaning set forth in Section 2.6(b).

“Balance Sheet Date” has the meaning set forth in Section 2.6(b).

“Basket” has the meaning set forth in Section 7.3(a).

“Breakup Fee Amount” means $62,500, which equals the amount previously paid by the Purchaser to the Company pursuant to Section 6 of the Letter of Intent.

“Business Day” means any day on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.

“Cap” has the meaning set forth in Section 7.3(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended from time to time.

“Closing” has the meaning set forth in Section 1.2.

“Closing Adjustment Statement” has the meaning set forth in Section 1.3(a)(1).

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“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means any and all outstanding Indebtedness of the Company at Closing (including any prepayment fees or premiums due in connection with the payment in full of such Indebtedness on the Closing Date).

“Closing Inventory Deficiency” means the amount, if any, by which Closing Inventory Value is less than One Million One Hundred Thousand Dollars ($1,100,000).

“Closing Inventory Value” means the fair market value of the Company’s inventory as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Accounts Receivable” has the meaning set forth in Section 2.21.

“Company Employees” means all current and former employees of the Company.

“Company Employee Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and all equity, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and any other compensatory or employee benefit plan, program, practice, agreement, policy or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (whether written or unwritten, formal or informal) under which (i) any current or former employees, directors, managers, independent contractors or other individual service providers of the Company or an ERISA Affiliate has any present or future right to benefits and which are maintained, sponsored or contributed to or required to be contributed to by Sellers, the Company or any ERISA Affiliate, or (ii) to which the Company or any ERISA Affiliate is a party or has had, has or may have any present or future Liability.

“Company Financial Statements” means (i) the Company’s unaudited financial statements (including balance sheet, income statement and statement of cash flow) as of December 31, 2022, December 31, 2023 and December 31, 2024 and for the fiscal years then ended, and (ii) the Company Interim Financial Statements.

“Company Insurance Policies” has the meaning set forth in Section 2.20.

“Company Intellectual Property” means any Intellectual Property that is owned by, controlled by or licensed to the Company.

“Company Interim Financial Statements” means the Company’s unaudited financial statements (including balance sheet, income statement and statement of cash flow) as of November 30, 2025 and for the 11-month period then ended.

“Company Interests” has the meaning set forth in the Recitals.

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“Company Permits” has the meaning set forth in Section 2.8.

“Company Products” means any and all (a) products (or any component thereof) that are or at any time have been manufactured, developed, under development, distributed, marketed or sold by or on behalf of the Company and (b) services that are or at any time have been rendered by or on behalf of the Company. Without limiting the generality of the foregoing, Company Products includes any and all software that is or at any time has been manufactured, developed, under development, distributed, marketed or sold by or on behalf of the Company.

“Conflict” has the meaning set forth in Section 2.4.

“Consulting Agreement” has the meaning set forth in Section 6.1(b).

“Contract” means any contract, subcontract, indenture, note, bond, lease, license, commitment, instrument or other agreement, arrangement or understanding of any kind, whether written or oral.

“Contribution” has the meaning set forth in the definition of Restructuring.

“Controlling Party” shall mean whichever of the Seller Representative or the Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Contest.

“Conversion” has the meaning set forth in the definition of Restructuring.

“Data Room” means the electronic due diligence data room established with SecureDocs, in contemplation of the Acquisition.

“DBE Qualification” has the meaning set forth in Section 2.9(b).

“Delinquent AP” means any accounts payable of the Company that are past due as of the Closing.

“Disclosure Letter” has the meaning set forth in the preamble to Article II.

“Disputed Amounts” has the meaning set forth in Section 1.3(b)(iii).

“Dispute Notice” has the meaning set forth in Section 7.4(a).

“Dollars” or “$” means United States Dollars.

“Environmental Claim” means any Action by or before any Governmental Authority by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any Law, Governmental Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state and local analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or any other notice related to any Environmental Claim, Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means a subsidiary of the Company and any other Person under common control with the Company or any subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Taxes” means, without duplication, any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable for (a) any Taxes imposed on, or payable by, the Company for any Pre-Closing Tax Period (including any Pre-Closing Straddle Period), including any withholding Taxes the payment of which has been deferred pursuant to Section 2302 of the CARES Act or any similar or corresponding provision of state or local Law,

(b) if applicable, Taxes for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Law) by reason of the Company having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date, or as transferee or successor, (c) any Taxes resulting from any breach

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of or inaccuracy of any representation or warranty contained in Section 2.11 (calculated disregarding any materiality qualification contained in any such representation or warranty), (d) any obligation or other Liability of the Company to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing or Tax allocation agreement (other than any obligation or other Liability pursuant to any agreement entered into by the Company after the Closing), (e) any Taxes resulting from any extraordinary transaction outside the Ordinary Course of Business undertaken by the Company in anticipation of the sale of the Company Interests pursuant this Agreement, (f) any Taxes of any Seller for any taxable period, (g) any Taxes imposed upon any Purchaser Indemnified Party (including the Company) as a transferee or successor of the Seller or the Company, (h) any Transfer Taxes required to be borne by the Seller pursuant to Section 8.4 of this Agreement, (i) any Taxes imposed on the Company or any Seller Party with respect to the transactions pursuant to this Agreement and (j) any Taxes arising as a result of or related to the Restructuring.

“Exclusions” means the items and matters set forth in the R&W Policy under the heading “Schedule of Specific Exclusions and Deemed Disclosures.”

“Family Member” means, with respect to any individual, (i) such individual’s current or former spouse(s), (ii) any individual who is related (by blood, marriage or adoption) to such individual or such individual’s current or former spouse(s) within the second degree, and (iii) any other individual who resides with such individual.

“Fundamental Representations” has the meaning set forth in Section 7.1(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity or self-regulatory organization established to perform any of such functions, and any arbitrator or similar body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Inception Date” means November 26, 1996.

“Indebtedness” means, without duplication, (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (b) the principal of

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and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (c) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered; (d) any Liability for the deferred purchase price of property or services, including any potential future earn-outs or similar payments; (e) any Liability under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet); (f) negative balances in bank accounts; (g) amounts in respect of checks in transit; (h) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, in any manner, and (j) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Indebtedness referred to in clauses (a) through (i), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses. For clarity, finance leases (formerly known as capital leases) shall not be considered Indebtedness.

“Indemnification Notice” has the meaning set forth in Section 7.4(a).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountant” has the meaning set forth in Section 1.3(b)(iii).

“Intellectual Property” means any and all intellectual property rights whether registered or unregistered, including the following: (a) all patents, patent applications, patent disclosures, and patentable inventions, (b) all proprietary rights in know-how and technology and applications therefor, (c) all works of authorship, copyrights and applications therefor, (d) all trade names, logos, common-law trademarks and service marks, trademark and service mark registrations and applications therefor, and the goodwill associated with any of the foregoing, (e) all rights in databases and data collections throughout the world, (f) all domain names, and (g) all social media accounts. Without limiting the generality of the foregoing and for the purpose of clarity, “Intellectual Property” includes intellectual property identified in clauses (a) through (g) of the preceding sentence, that may be embodied in: computer software (including source code, object code, data, databases and related documentation); systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable, and whether or not reduced to practice); improvements; technology; proprietary information; specifications; flowcharts; blueprints; schematics; protocols; programmer notes; customer and supplier lists; pricing and cost information; business and marketing plans; and proposals.

“Knowledge” means, (a) with respect to the Company, the actual or constructive knowledge of S. McCaig or Y. McCaig, after reasonable inquiry, (b) with respect to the Purchaser, the actual or constructive knowledge of any executive officer of the Purchaser, after reasonable inquiry, (c) with respect to any Seller Party that is an individual, the actual or constructive knowledge of such Seller Party, after reasonable inquiry, (d) with respect to any Seller Party that is an entity, the actual or constructive knowledge of the equity holders, officers and directors (or equivalent positions if the Seller Party is not a corporation) of such Seller Party, after reasonable inquiry, and (e) with respect to any Seller Party that is a trust, the actual or constructive knowledge of the trustees of such Seller Party, after reasonable inquiry.

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“Law” means any law, statute, regulation, ordinance, rule, code, Governmental Order, governmental requirement, or rule of law (including common law) enacted, promulgated or imposed by any Governmental Authority.

“Lease” has the meaning set forth in Section 2.12(b).

“Leased Property” has the meaning set forth in Section 2.12(b).

“Liabilities” means, with respect to any Person, any direct or indirect liabilities, debts, indebtedness, claims, demands, expenses, commitments, deficiencies, guaranties or endorsements of or by such Person of any type, Losses and obligations, whether accrued absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, of every kind and description regardless of whether it would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether immediately due and payable.

“Lien” means any pledge, mortgage, deed of trust, hypothecation, claim, security interest, encumbrance, sublease, declaration, condition, covenant, destruction, right-of-way, easement, encroachment, restriction, title defect, option, right of first refusal or first offer or other third party (or governmental) right, encumbrance, lien or charge of any kind or nature.

“Losses” means all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification under this Agreement, the cost of pursuing any insurance providers, as well as incidental, consequential, special or indirect damages (including loss of revenue, diminution in value or any damages based on any type of multiple).

“Material Adverse Effect” means, with respect to any Person, (a) any change, state of facts, condition, development or effect that, alone or in combination with any other change, state of facts, condition, development or effect, has had, or could reasonably be expected to have, a material adverse effect on the business, prospects, results of operations, assets or condition (financial or otherwise) of such Person, or (b) materially impairs the ability of such Person to consummate, or prevents or materially delays, the Acquisition or could reasonably be expected to do so.

“Material Contracts” has the meaning set forth in Section 2.15(a).

“Material Customers” has the meaning set forth in Section 2.23(a).

“Material Suppliers” has the meaning set forth in Section 2.23(b).

“Non-controlling Party” shall mean whichever of the Seller Representative or the Purchaser is not the Controlling Party with respect to such Straddle Period Tax Contest.

“Note” has the meaning set forth in Section 1.1(b)(i).

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“Operating Agreement” means the operating agreement of the Company dated February 3, 2026

“Ordinary Course of Business” means an action taken by or on behalf of the Company that is consistent with the Company’s past practices and taken in the ordinary course of the Company’s business and operations.

“Organizational Document” has the meaning set forth in Section 2.3(d).

“Owner” and “Owners” have the meanings set forth in the Preamble.

“Payoff Letters” means letters provided to the Company by the agent, lenders or other holders of Closing Indebtedness in connection with the repayment of the Closing Indebtedness at Closing, in each case setting forth the amounts necessary to pay off all such Closing Indebtedness in full (including, if applicable, any prepayment fees or premiums and any per diem interest amount with respect thereto) and authorizing, upon payment in full of the amounts specified therein, release in full of any and all liens, security interests or other Liens on the Company or its assets (and, if applicable, the Company Interests) securing such Closing Indebtedness.

“Permits” means all permits, licenses, franchises, approvals, authorizations, variances and consents from Governmental Authorities.

“Permitted Liens” means (a) Liens imposed under applicable Law for Taxes that are not yet due and payable, (b) Liens imposed by appliable Law (such as carrier’s, warehousemen’s and mechanic’s Liens) that arise in the Ordinary Course of Business with respect to obligations not yet due and payable, (c) Liens arising from leases of personal property (other than any leases required to be capitalized in accordance with GAAP) that are disclosed on the Disclosure Schedule, and (d) solely with respect to Leased Property, Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, interfere with the use of the Leased Property by the Company.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization, Governmental Authority, or other legal entity or organization.

“Personal Information” has the meaning set forth in Section 2.27.

“Post-Closing Adjustment” has the meaning set forth in Section 1.3(a)(ii).

“Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date. “Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

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“Publicly Available Software” means any “open source,” “freeware,” “shareware” or other software code having similar licensing restrictions or distribution models, or any derivative thereof.

“Purchase Price” has the meaning set forth in Section 1.1(b). “Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a). “R&W Policy” has the meaning set forth in the Recitals.

“Related Party” means (a) the Seller Parties or any of their respective Affiliates, (b) any current member, shareholder, officer, director or manager of the Company or of the Seller, (c) any Family Member of either (x) any Seller Party or (y) any current member, shareholder, officer, director or manager of the Company or of the Seller, or (d) any Affiliate of any Person covered by foregoing subpart (b) or (c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 5.5(a). “Released Parties” has the meaning set forth in Section 5.5(a).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.3(b)(ii).

“Restricted Business” means the business of the Company as conducted, or proposed to be conducted, as of the Closing Date or at any time during the three-year period ending on the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.2(a).

“Restructuring” means the reorganization of the Company under Section 368(a)(1)(F) of the Code followed by a conversion of the Company into a limited liability company that occurred prior to the execution of this Agreement, which consisted of the following steps and occurring in the order set forth herein: (a) the Owners incorporated the Seller, (b) the Owners contributed 100% of their respective issued and outstanding capital stock of the Company to the Seller in exchange for shares of common stock of the Seller (the “Contribution”), (c) the Seller elected to treat the Company as a “qualified subchapter S subsidiary,” as defined in Section 1361(b)(3) of the Code (and applicable state law), checking “Yes” in box 14 therein; and (d) the Seller caused the Company to convert to a California limited liability company that is disregarded as separate from its owner for U.S. federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-2(a)) (the “Conversion”).

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“Retention Amount” means $75,000, being the retention amount set forth in the R&W Policy.

“Review Period” has the meaning set forth in Section 1.3(b)(i).

“S. McCaig” has the meaning set forth in the Preamble.

“Secretary’s Certificate” has the meaning set forth in Section 6.1(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Party” and “Seller Parties” have the meanings set forth in the Preamble.

“Seller R&W Insurance Amount” equals $39,680, which represents fifty percent (50%) of the total premium and underwriting cost of the R&W Policy.

“Seller Releasors” has the meaning set forth in Section 5.5(a).

“Seller Representative” has the meaning set forth in the Preamble.

“Specified Representations” has the meaning set forth in Section 7.1(a)(ii).

“Statement of Objections” has the meaning set forth in Section 1.3(b)(ii).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subordination Agreement” has the meaning set forth in Section 1.1(b)(i).

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Contest” has the meaning set forth in Section 8.2(a).

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“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, election, form or information return relating to Taxes, including any attachment thereto or any amendment thereof.

“Territory” means anywhere in the world.

“Tesla Payoff Letter” means the payoff letter issued by m2 Equipment Finance LLC to the Company concerning Equipment Finance Agreement 117717 providing a payoff amount (which payoff amount shall be valid at least through the date of payment thereof pursuant to Section 5.7(a)) for that certain 2018 Telsa (VIN# [XXX]).

“Third Party Claim” has the meaning set forth in Section 7.4(b)(i). “Third Party Claim Notice” has the meaning set forth in Section 7.4(b)(i).

“Transfer Taxes” has the meaning set forth in Section 8.4.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, any Seller Party, the Company or any Person that any Seller Party or the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company Interests or the negotiation, preparation or execution of this Agreement, the Ancillary Agreements, the other documents to be delivered hereunder and thereunder or the performance or consummation of the Acquisition, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Acquisition; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any Seller Party in connection with the Acquisition; (iii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Acquisition; (iv) all brokers’, finders’ or similar fees in connection with the Acquisition; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable by the Company in connection with or otherwise as a result of the Acquisition, including any Taxes payable in connection therewith.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Y. McCaig” has the meaning set forth in the Preamble.

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IN WITNESS WHEREOF, the Purchaser, the Seller, each of the Owners and the Seller Representative has caused this Agreement to be signed, all as of the Closing Date.

PRO-DEX, INC.

By:	/s/ Rick Van Kirk
Name: Rick Van Kirk Title: President and CEO

ADVANCED-PRECISION MACHINING HOLDING COMPANY, INC.

By:	/s/ Yasumi A. McCaig
Name: Yasumi A. McCaig Title: Chief Financial Officer and Secretary

By:	/s/ Sean P. McCaig
Name: Sean P. McCaig Title: Chief Executive Officer

THE SELLER REPRESENTATIVE

By:	/s/ Sean McCaig
Name: Sean McCaig

THE OWNERS

By:	/s/ Sean P. McCaig
Name: Sean P. McCaig

By:	/s/ Yasumi A. McCaig
Name: Yasumi A. McCaig

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